                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                              __________________

                                   FORM 8-K


                                CURRENT REPORT


                    PURSUANT TO SECTION 13 OR 15(d) of the
                        SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported):  February 9, 1995


                              COMCAST CORPORATION
           --------------------------------------------------------
            (Exact name of registrant as specified in its charter)


 Pennsylvania                     0-6983                      23-1709202
- ----------------             ------------------            ----------------
(State or other              (Commission file               (IRS employer
jurisdiction of                   number)                   identification
incorporation)                                                   no.)



               1500 Market Street, Philadelphia, PA    19102-2148
             -------------------------------------------------------
             (Address of principal executive offices)   (zip code)




Registrant's telephone number, including area code      (215) 665-1700
                                                        --------------

Item 2.     Acquisition or Disposition of Assets.
- ------      ------------------------------------

       QVC, Inc.
       ---------

       As a result of a tender offer which expired on February 9, 1995 and a second-step merger (the "Merger") which closed February 15, 1995, Comcast Corporation (the "Company") and Tele-Communications, Inc. ("TCI") acquired all of the outstanding stock of QVC, Inc. ("QVC") for $46, in cash, per share of common stock (or common stock equivalent) of QVC. The total net cost of acquiring the outstanding stock of QVC not previously owned by the Company and TCI was approximately $1.4 billion. Following the Merger, the Company and TCI own, through their respective wholly-owned subsidiaries, approximately 57.45% and 42.55%, respectively, of QVC. The Company has accounted for the QVC acquisition under the purchase method of accounting.

       The acquisition of QVC, including the exercise of certain warrants held by the Company, was financed with cash contributions from the Company and TCI of approximately $296.3 million and $6.6 million, respectively, borrowings of approximately $1.1 billion under a $1.2 billion QVC credit facility (the "QVC Credit Facility") and existing cash and cash equivalents held by QVC. The QVC Credit Facility is among QVC, The Bank of New York Company, Inc., Barclays Bank PLC, Chemical Bank, NationsBank, N.A. (Carolinas) and the Toronto-Dominion Bank, as Managing Agents, The Bank of New York, as Administrative Agent, and several other banks.

       QVC is a nationwide general merchandise retailer, operating as one of the leading televised shopping retailers in the United States.

       The day-to-day operations of QVC will, except in certain limited circumstances, be managed by the Company, which will have the right to appoint all of the members of the QVC board of directors and a majority of the members of a management committee. Liberty Media Corporation ("Liberty"), a wholly-owned subsidiary of TCI, will have the right to approve certain limited extraordinary transactions or actions by QVC and will have the right to participate in certain management decisions through minority representation on the management committee.

       With certain exceptions, direct or indirect transfers to unaffiliated third parties by the Company or Liberty of any stock in QVC are subject to a right of first refusal (or similar right) in favor of the other. In addition, prior to February 9, 2000, direct or indirect transfers of any interest in QVC are restricted; however, the Company may, among other things, sell an indirect minority interest in its QVC stock and, subject to the right of Liberty to participate on equal terms, sell to an unaffiliated third party all of its stock in QVC. A change in

                                       2
control of either the Company or Liberty will not trigger any right of the other to purchase the QVC stock held by the party who is subject to such change of control.

       With certain exceptions, Liberty may, at any time during the 60-day period following February 9, 2000 (or if not previously exercised, at any time during the 60-day period following each of the four anniversaries thereof), trigger the exercise of certain exit rights. If the exit rights are triggered, the Company first has the right to purchase Liberty's stock in QVC at a price equal to Liberty's pro rata portion of the fair market value (on a going concern or liquidation basis, whichever is higher, as determined by an appraisal process) of QVC. The Company may pay Liberty for such stock, subject to certain rights of Liberty to consummate the purchase in the most tax-efficient method available, in cash, the Company's promissory note maturing not more than three years after issuance, the Company's equity securities or any combination thereof.

       If the Company elects not to purchase the shares of QVC held by Liberty, then Liberty will have the right to purchase the shares of QVC held by the Company on the same terms on which Liberty's shares of QVC were offered to the Company. If Liberty elects not to purchase the shares of QVC held by the Company, then Liberty and the Company will use their best efforts to sell QVC in a sale in which Liberty, the Company or any of their respective affiliates may be purchasers.

Item 7.      Financial Statements and Exhibits.
- ------       ---------------------------------

   (a)  Financial Statements
        --------------------

        The Company's Unaudited Pro Forma Condensed Consolidated Financial Statements, the Consolidated and Combined Financial Statements of Comcast MHCP Holdings, L.L.C. and the Consolidated Financial Statements of QVC, Inc. are included in this Report and are listed in the Index to Pro Forma Financial Information and Financial Statements included immediately after the Exhibit Index of this Report.


   (b)  Exhibits
        --------

 Exhibit No.
 -----------

    23.1  Consent of Deloitte & Touche LLP

    23.2  Consent of KPMG Peat Marwick LLP

                                   SIGNATURE
                                   ---------


        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated: April 25, 1995                                 COMCAST CORPORATION


                                                 By:  /s/ Lawrence S. Smith
                                                      ----------------------
                                                      Lawrence S. Smith
                                                      Senior Vice President

                                 EXHIBIT INDEX
                                 -------------

Exhibit No.                       Exhibit
- -----------                       -------

  23.1          Consent of Deloitte & Touche LLP

  23.2          Consent of KPMG Peat Marwick LLP

                              COMCAST CORPORATION
                   INDEX TO PRO FORMA FINANCIAL INFORMATION
                           AND FINANCIAL STATEMENTS


Comcast Corporation - Unaudited Pro Forma Financial Information
- ---------------------------------------------------------------

  Unaudited Pro Forma Financial Information                F- 1

  Unaudited Pro Forma Condensed Consolidated
  Balance Sheet - December 31, 1994                        F- 2

  Unaudited Pro Forma Condensed Consolidated Statement of
  Operations for the Year ended December 31, 1994          F- 3

  Notes to Unaudited Pro Forma Condensed Consolidated
  Financial Statements                                     F- 4

Comcast MHCP Holdings, L.L.C. and the Predecessor Corporation
- -------------------------------------------------------------

  Independent Auditors' Report                             F-10

  Auditors' Report                                         F-11

  Consolidated and Combined Balance Sheets as of
  December 31, 1994 and 1993                               F-12

  Consolidated and Combined Statements of Operations for
  the Periods from January 1, 1994 to December 21, 1994
  and December 22, 1994 to December 31, 1994 and Years
  ended December 31, 1993 and 1992                         F-13

  Consolidated and Combined Statements of Cash Flows
  for the Periods from January 1, 1994 to December 21,
  1994 and December 22,  1994 to December 31, 1994 and
  Years ended December 31, 1993 and 1992                   F-14

  Combined Statement of Changes in Net Equity for the
  Period from January 1, 1994 to December 21, 1994 and
  Years ended December 31, 1993 and 1992 and Consolidated
  Statement of Changes in Members' Equity for the Period
  from December 22, 1994 to December 31, 1994              F-15

  Notes to Consolidated and Combined Financial Statements  F-16

QVC, Inc.
- --------

  Independent Auditors' Report                             F-25

  Consolidated Balance Sheets as of January 31, 1995 and
  1994                                                     F-26

  Consolidated Statements of Operations for the Years
  ended January 31, 1995, 1994 and 1993                    F-27

  Consolidated Statements of Cash Flows for the Years
  ended January 31, 1995, 1994 and 1993                    F-28

  Consolidated Statements of Shareholders' Equity
  for the Years Ended January 31, 1995, 1994 and 1993      F-29

  Notes to Consolidated Financial Statements               F-30

                              UNAUDITED PRO FORMA
                             FINANCIAL INFORMATION

On December 22, 1994, Comcast Corporation (the "Company") acquired the U.S. cable television and alternate access operations of Maclean Hunter Limited ("Maclean Hunter") from Rogers Communications Inc. and all of the outstanding shares of Barden Communications, Inc. (collectively, such acquisitions are referred to herein as the "Maclean Hunter Acquisition") for approximately $1.2 billion (subject to certain adjustments) in cash. In February 1995, the Company and Tele-Communications, Inc. ("TCI") acquired all of the outstanding stock of QVC, Inc. ("QVC") not previously owned by the Company and TCI (the "QVC Acquisition") for approximately $1.4 billion (net) in cash. For a further description of the Maclean Hunter Acquisition, the QVC Acquisition and related transactions, see the notes to unaudited pro forma condensed consolidated financial statements.

The following unaudited pro forma condensed consolidated financial statements reflect the pro forma consolidated financial position of the Company, Maclean Hunter and QVC as of December 31, 1994, and their consolidated operations for the year ended December 31, 1994. See the notes to unaudited pro forma condensed consolidated financial statements for a description of the assumptions used in preparing these unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated balance sheet assumes the QVC Acquisition occurred on December 31, 1994. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1994 assumes the Maclean Hunter Acquisition and the QVC Acquisition occurred on January 1, 1994.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with: 1) the consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994; 2) the consolidated and combined financial statements of Comcast MHCP Holdings, L.L.C. and the Predecessor Corporation included in this Current Report on Form 8-K for the periods from January 1, 1994 to December 21, 1994 and December 22, 1994 to December 31, 1994; and 3) QVC's consolidated financial statements included in this Current Report on Form 8-K for the fiscal year ended January 31, 1995 and QVC's Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 1994 incorporated by reference in this Current Report on Form 8-K.

The unaudited pro forma condensed consolidated statements of operations are not necessarily indicative of the results which actually would have occurred had the Maclean Hunter Acquisition and the QVC Acquisition occurred on the dates indicated or which may result in the future.

                              COMCAST CORPORATION
           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1994
                            (DOLLARS IN THOUSANDS)

                                                                 (E)
                                               The Company       QVC               Pro Forma                     The Company
                                                Historical    Historical          Adjustments                     Pro Forma
                                                ----------    ----------          -----------                     ---------
ASSETS
- ------

Current Assets
 Cash, cash equivalents and
  short-term investments                        $465,454          $80,790           ($79,786)  (F.1.,10.)          $466,458
 Accounts receivable, net                        108,245          193,540             (1,149)  (F.11.)              300,636
 Inventories                                      18,553          198,012                                           216,565
 Deferred income taxes                                             56,748                                            56,748
 Other current assets                             16,254            8,238                                            24,492
                                            ------------      -----------        -----------                  -------------
Total Current Assets                             608,506          537,328            (80,935)                     1,064,899

Investments, principally in affiliates           797,075            6,345           (128,800)  (F.2.,10.)           674,620

Property and Equipment, net                    1,257,686           89,739                                         1,347,425

Deferred Income Taxes                                              20,271            (20,271)  (F.3.)

Deferred Charges, net                          4,099,717          355,674            983,564   (F.4.,6.,11.)      5,438,955
                                            ------------      -----------        -----------                  -------------

                                              $6,762,984       $1,009,357           $753,558                     $8,525,899
                                            ============      ===========        ===========                  =============


LIABILITIES AND STOCKHOLDERS'
- ----------------------------
(DEFICIENCY) EQUITY
- -------------------

Current Liabilities
 Accounts payable and accrued expenses          $477,725         $395,087           ($14,157) (F.7.,10.,11.)       $858,655
 Current portion of long-term debt               182,913            3,158                                           186,071
                                             -----------       ----------       ------------                   ------------
Total Current Liabilities                        660,638          398,245            (14,157)                     1,044,726

Long-term Debt, less current portion           4,810,541            6,599          1,180,000  (F.5.)              5,997,140

Deferred Income Taxes                          1,390,849                              34,358  (F.3.,6.,10.)       1,425,207

Minority Interest and Other                      627,745                              66,373  (F.8.,11.)            694,118

Stockholders' (Deficiency) Equity
 Common stock                                    239,037              409               (409) (F.9.)                239,037
 Convertible preferred stock                                           50                (50) (F.9.)
 Additional capital                              875,501          451,659           (451,659) (F.9.)                875,501
 (Accumulated deficit) retained earnings      (1,827,647)         152,193            (60,696) (F.9.,10.)         (1,736,150)
 Unrealized gains on marketable securities         3,862                                                              3,862
 Cumulative translation adjustments              (17,542)             202               (202) (F.9.)                (17,542)
                                             -----------       ----------       ------------                    -----------
Total Stockholders' (Deficiency) Equity         (726,789)         604,513           (513,016)                      (635,292)
                                             -----------       ----------       ------------                    -----------
                                              $6,762,984       $1,009,357           $753,558                     $8,525,899
                                             ===========       ==========       ============                    ===========

See notes to unaudited pro forma condensed consolidated financial statements

                              COMCAST CORPORATION
      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1994
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 (B)           Maclean               The Company        (E)
                                                               Maclean          Hunter                Pro Forma
                                              The Company       Hunter        Pro Forma             with Maclean        QVC
                                               Historical     Historical     Adjustments               Hunter        Historical
                                               ----------     ----------     -----------               ------        ----------
Revenues, net                                   $1,375,304       $258,316      $                      $1,633,620      $1,336,674
                                               ------------   ------------   ------------            ------------    ------------

Operating, Selling, General and
 Administrative Expenses                           799,048        152,237         (4,248) (C.1.)         947,037       1,138,244
Depreciation and Amortization                      336,462         36,437        131,693  (C.2.)         504,592          44,862
                                               ------------   ------------   ------------            ------------    ------------

                                                 1,135,510        188,674        127,445               1,451,629       1,183,106
                                               ------------   ------------   ------------            ------------    ------------
Operating Income                                   239,794         69,642       (127,445)                181,991         153,568

Investment (Income) Expense
 Interest expense                                  313,477          7,610         64,312  (C.3.)         385,399           1,394
 Investment income                                 (24,606)        (4,497)                               (29,103)        (15,500)
 Equity in net losses of affiliates                 40,884                                                40,884          36,562
 Other                                              (5,402)         5,037        (39,091) (C.4.)         (39,456)         34,800
                                               ------------   ------------   ------------            ------------    ------------

                                                   324,353          8,150         25,221                 357,724          57,256
                                               ------------   ------------   ------------            ------------    ------------

(Loss) Income Before Income Taxes (Benefit)        (84,559)        61,492       (152,666)               (175,733)         96,312

Income Taxes (Benefit)                              (9,234)        25,943        (69,150) (C.5.)         (52,441)         55,210
                                               ------------   ------------   ------------            ------------    ------------

(Loss) Income from Continuing Operations          ($75,325)       $35,549       ($83,516)              ($123,292)        $41,102
                                               ============   ============   ============            ============    ============

Loss from Continuing Operations Per Share           ($0.32)                                               ($0.52)
                                               ============                                          ============

Weighted Average Number of the Company's
 Common Shares Outstanding During the Period       236,262                                               236,262
                                               ============                                          ============

                                                                     The Company
                                                  QVC                 Pro Forma
                                               Pro Forma             with Maclean
                                              Adjustments            Hunter & QVC
                                              -----------            ------------
Revenues, net                                    ($7,495) (F.12.)     $2,962,799
                                             ------------            ------------

Operating, Selling, General and
 Administrative Expenses                          (7,495) (F.12.)      2,077,786
Depreciation and Amortization                     39,998  (F.13.)        589,452
                                             ------------            ------------

                                                  32,503               2,667,238
                                             ------------            ------------

Operating Income                                 (39,998)                295,561

Investment (Income) Expense
 Interest expense                                 97,444  (F.14.)        484,237
 Investment income                                 3,956  (F.15.)        (40,647)
 Equity in net losses of affiliates               11,187  (F.16.)         88,633
 Other                                           (20,732) (F.17.)        (25,388)
                                             ------------            ------------

                                                  91,855                 506,835
                                             ------------            ------------

(Loss) Income Before Income Taxes (Benefit)     (131,853)               (211,274)

Income Taxes (Benefit)                           (50,460) (F.18.)        (47,691)
                                             ------------            ------------

(Loss) Income from Continuing Operations        ($81,393)              ($163,583)
                                             ============            ============

Loss from Continuing Operations Per Share                                 ($0.69)
                                                                     ============

Weighted Average Number of the Company's
 Common Shares Outstanding During the Period                             236,262
                                                                     ============

See notes to unaudited pro forma condensed consolidated financial statements

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             FINANCIAL STATEMENTS
MACLEAN HUNTER
- --------------

A.   Summary of Transactions
     -----------------------

     On December 22, 1994, Comcast Corporation (the "Company"), through Comcast MHCP Holdings, L.L.C. (the "LLC"), acquired the U.S. cable television and alternate access operations of Maclean Hunter Limited ("Maclean Hunter") from Rogers Communications Inc. ("RCI") and all of the outstanding shares of Barden Communications, Inc. ("BCI," and collectively, such acquisitions are referred to as the "Maclean Hunter Acquisition") for approximately $1.2 billion (subject to certain adjustments) in cash. The Company and the California Public Employees' Retirement System ("CalPERS") invested approximately $305.0 million and $250.0 million, respectively, in the LLC, which is owned 55% by a wholly owned subsidiary of the Company and 45% by CalPERS, and is managed by the Company. The Maclean Hunter Acquisition, including certain transaction costs, was financed with cash contributions from the LLC of $555.0 million and borrowings of $715.0 million under an $850.0 million Maclean Hunter credit facility. At any time after December 18, 2001, CalPERS may elect to liquidate its interest in the LLC at a price based upon the fair value of CalPERS' interest in the LLC, adjusted, under certain circumstances, for certain performance criteria relating to the fair value of the LLC or to the Company's common stock. Except in certain limited circumstances, the Company, at its option, may satisfy this liquidity arrangement by purchasing CalPERS' interest for cash, through the issuance of the Company's common stock (subject to certain limitations) or by selling the LLC. The Maclean Hunter Acquisition was accounted for under the purchase method of accounting and Maclean Hunter and BCI are consolidated with the Company as of December 31, 1994.

     The allocation of the purchase price to the assets and liabilities of Maclean Hunter is preliminary pending, among other things, the final purchase price adjustment between the Company and RCI. The terms of the Maclean Hunter Acquisition provide for, among other things, the indemnification of the Company by RCI for certain liabilities, including tax liabilities, relating to Maclean Hunter prior to the acquisition date.

B.   Basis of Presentation
     ---------------------

     Maclean Hunter, Inc. had historically operated a periodical publishing business and had been the holding company for all of Maclean Hunter Limited's other U.S. operations, which included cable television, business forms and periodical publishing. Prior to the Maclean Hunter Acquisition, the non-cable television and non-alternate access businesses of Maclean Hunter, Inc. were distributed to RCI. Accordingly, when the LLC acquired the shares of Maclean Hunter, Inc., it only purchased the U.S. cable television and alternate access businesses.

     The historical consolidated and combined statement of operations of Maclean Hunter included in the unaudited pro forma condensed consolidated statement of operations represents the results of operations of the entities the LLC acquired in the Maclean Hunter Acquisition and exclude the results of operations of the non-cable television and non-alternate access operations of Maclean Hunter.

C.   Pro Forma Adjustments
     ---------------------

     The following adjustments to the unaudited pro forma condensed consolidated statement of operations have been made to reflect the Maclean Hunter
     Acquisition:

     1. Principally represents the elimination of historical management fees paid by Maclean Hunter prior to the Maclean Hunter Acquisition.

     2. Represents additional depreciation and amortization expense resulting from the increased fair market value of the assets acquired in excess of their historical book values and amortization of goodwill recorded under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), offset, in part, by the elimination of Maclean Hunter's historical goodwill amortization. Depreciation expense is based on property and equipment lives ranging from 2 to 20 years. Amortization expense is based on an average life for deferred charges (principally franchise and license acquisition costs) and goodwill recorded under SFAS 109 of 12 years and 20 years, respectively. Debt issuance costs are amortized over the term of the related debt.

     3. Represents the increase in interest expense due to the incurrence of additional long-term indebtedness in connection with the Maclean Hunter Acquisition, at a weighted average interest rate of 7.31%, offset, in part, by the elimination of Maclean Hunter's historical interest expense on balances due to affiliates and long-term debt.

     4. Represents the additional minority interest resulting from CalPERS' 45% interest in the LLC, net of tax, and the elimination of minority interests acquired in the Maclean Hunter Acquisition.

     5. Represents adjustments to the tax provision resulting from the above pro forma adjustments.


QVC
- ---

D.   Summary of Transactions
     -----------------------

       As a result of a tender offer which expired on February 9, 1995 and a second-step merger (the "Merger") which closed February 15, 1995, Comcast Corporation (the "Company") and Tele-Communications, Inc. ("TCI") acquired all of the outstanding stock of QVC, Inc. ("QVC") for $46, in cash, per share of common stock (or common stock equivalent) of QVC (the"QVC Acquisition"). The total net cost of acquiring the outstanding stock of QVC not previously owned by the Company and TCI was approximately $1.4 billion. Following the Merger, the Company and TCI own, through their respective wholly-owned subsidiaries, approximately 57.45% and 42.55%, respectively, of QVC. The Company has accounted for the QVC acquisition under the purchase method of accounting.

       The acquisition of QVC, including the exercise of certain warrants held by the Company, was financed with cash contributions from the Company and TCI of approximately $296.3 million and $6.6 million, respectively, borrowings of approximately $1.1 billion under a $1.2 billion QVC credit facility (the "QVC Credit Facility") and existing cash and cash equivalents held by QVC. The QVC Credit Facility is among QVC, The Bank of New York Company, Inc., Barclays Bank PLC, Chemical Bank, NationsBank, N.A. (Carolinas) and the Toronto-Dominion Bank, as Managing Agents, The Bank of New York, as Administrative Agent, and several other banks.

       QVC is a nationwide general merchandise retailer, operating as one of the leading televised shopping retailers in the United States.

       The day-to-day operations of QVC will, except in certain limited circumstances, be managed by the Company, which will have the right to appoint all of the members of the QVC board of directors and a majority of the members of a management committee. Liberty Media Corporation ("Liberty"), a wholly-owned subsidiary of TCI, will have the right to approve certain limited extraordinary transactions or actions by QVC and will have the right to participate in certain management decisions through minority representation on the management committee.

       With certain exceptions, direct or indirect transfers to unaffiliated third parties by the Company or Liberty of any stock in QVC are subject to a right of first refusal (or similar right) in favor of the other. In addition, prior to February 9, 2000, direct or indirect transfers of any interest in QVC are restricted; however, the Company may, among other things, sell an indirect minority interest in its QVC stock and, subject to the right of Liberty to participate on equal terms, sell to an unaffiliated third party all of its stock in QVC. A change in control of either the Company or Liberty will not trigger any right of the other to purchase the QVC stock held by the party who is subject to such change of control.

       With certain exceptions, Liberty may, at any time during the 60-day period following February 9, 2000 (or if not previously exercised, at any time during the 60-day period following each of the four anniversaries thereof), trigger the exercise of certain exit rights. If the exit rights are triggered, the Company first has the right to purchase Liberty's stock in QVC at a price equal to Liberty's pro rata portion of the fair market value (on a going concern or liquidation basis, whichever is higher, as determined by an appraisal process) of QVC. The Company may pay Liberty for such stock, subject to certain rights of Liberty to consummate the purchase in the most tax-efficient method available, in cash, the Company's promissory note maturing not more than three years after issuance, the Company's equity securities or any combination thereof.

       If the Company elects not to purchase the shares of QVC held by Liberty, then Liberty will have the right to purchase the shares of QVC held by the Company on the same terms on which Liberty's shares of QVC were offered to the Company. If Liberty elects not to purchase the shares of QVC held by the Company, then Liberty and the Company will use their best efforts to sell QVC in a sale in which Liberty, the Company or any of their respective affiliates may be purchasers.

     On January 26, 1995, the Company exchanged its interest in Heritage Communications, Inc. ("Heritage") with TCI for Class A common shares of TCI with a fair market value of approximately $290.0 million (the "TCI Shares"). Shortly thereafter, the Company sold certain of the TCI Shares for total proceeds of approximately $188.1 million (collectively, these transactions are referred to as the "Heritage Transactions"). As a result of the Heritage Transactions, the Company recognized a pre-tax gain of $141.0 million in the first quarter of 1995.

     The Company's cash contribution in connection with the QVC Acquisition was funded, in part, by the cash proceeds from the Heritage Transactions, along with a borrowing of $80.0 million under a subsidiary's existing credit facility.

E.   Basis of Presentation
     ---------------------

     QVC's fiscal year ends on January 31. Accordingly, the historical financial position and results of operations of QVC presented in the unaudited pro forma condensed consolidated financial statements are presented two months in arrears. The historical balance sheet of QVC included in the unaudited pro forma condensed consolidated balance sheet is as of October 31, 1994. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1994 includes QVC's historical results of operations for the twelve months ended October 31, 1994.

F.  Pro Forma Adjustments
    ---------------------

     The following adjustments and elimination entries have been made to the unaudited pro forma condensed consolidated balance sheet to reflect the QVC
     Acquisition:

     1. Represents the net change in cash, cash equivalents and short-term investments resulting from the net cash requirements for the QVC Acquisition ($1.4 billion), net of the proceeds from QVC's long-term borrowings ($1.1 billion), TCI's cash contribution ($6.6 million), and the borrowing under an existing credit facility of a subsidiary of the Company ($80.0 million).

     2. Elimination of the Company's historical net investment in QVC's common stock ($81.7 million).

     3. Reclassification of QVC's historical long-term deferred income tax assets to long-term deferred income tax liabilities.

     4. Allocation of the QVC purchase price to deferred charges ($955.6 million), principally goodwill and cable television distribution rights. The purchase price allocation is subject to adjustment upon receipt by the Company of an independent appraisal of QVC.

     5. Incurrence of additional long-term indebtedness under a QVC credit facility ($1.1 billion) and an existing credit facility of a subsidiary of the Company ($80.0 million).

     6. Represents goodwill and deferred income taxes resulting from the difference in the book and tax bases of the QVC assets acquired, under the provisions of SFAS 109 ($32.0 million).

     7. Represents QVC's current income tax benefit ($40.4 million) resulting from the buyout of employee stock options in connection with the QVC Acquisition.

     8. Represents the minority interest related to TCI's cash and stock contributions (recorded at TCI's historical basis) ($70.9 million).

     9.   Elimination of QVC's historical equity.

     10. Represents the effects of the Heritage Transactions, which included an increase in cash ($188.1 million), a net decrease in investments, principally in affiliates ($47.1 million), an increase in current income taxes payable ($26.8 million), an increase in deferred income taxes ($22.7 million) and a net decrease in accumulated deficit ($91.5 million).

     11. Elimination of certain receivables and liabilities between the Company and QVC.

The following adjustments to the unaudited pro forma condensed consolidated statement of operations have been made to reflect the QVC Acquisition:

     12. Elimination of commissions and other payments by QVC to the Company and Maclean Hunter.

     13. Represents additional amortization expense resulting from the increased fair market value of the assets acquired in excess of their historical book values and amortization of goodwill. Amortization expense assumes an average life of 30 years for goodwill and 10 years for cable television distribution rights. Debt issuance costs are amortized over the term of the related debt.

     14. Represents the increase in interest expense due to the incurrence of additional long-term indebtedness, at a weighted average interest rate of 8.26%.

     15. Elimination of interest income on the Company's notes receivable from Heritage, which were exchanged for TCI Shares in connection with the Heritage Transactions.

     16. Elimination of the Company's historical equity in the net income of QVC. The Company accounted for its investment in QVC under the equity method of accounting beginning January 1, 1994 and through the date of the QVC Acquisition.

     17. Represents the minority interest resulting from TCI's 42.55% interest in QVC.

     18. Represents adjustments to the tax provision resulting from the above pro forma adjustments.

INDEPENDENT AUDITORS' REPORT
- ----------------------------


The Members
Comcast MHCP Holdings, L.L.C.
Philadelphia, Pennsylvania

We have audited the accompanying consolidated balance sheet of Comcast MHCP Holdings, L.L.C. (an indirect majority owned subsidiary of Comcast Corporation) and subsidiaries as of December 31, 1994, and the related consolidated and combined statements of operations and cash flows for the periods from January 1, 1994 to December 21, 1994 and December 22, 1994 to December 31, 1994, the combined statement of changes in net equity for the period from January 1, 1994 to December 21, 1994 and the consolidated statement of changes in members' equity for the period from December 22, 1994 to December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated and combined financial statements present fairly, in all material respects, the financial position of Comcast MHCP Holdings, L.L.C. and subsidiaries as of December 31, 1994, and the results of their operations and their cash flows for the periods stated above, in conformity with generally accepted accounting principles.

As discussed in Notes 2 and 4 to the consolidated and combined financial statements, on December 22, 1994, the Company acquired the U.S. Cable Television Operations of Maclean Hunter, Inc. (the "Predecessor Corporation") and acquired all of the outstanding shares of Barden Communications, Inc., which resulted in the establishment of a new cost basis for the assets and liabilities of the acquired entities.


/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
February 28, 1995, except for
Note 7 as to which the date is
April 20, 1995

AUDITORS' REPORT
- ----------------


To the Directors of
Maclean Hunter, Inc.

We have audited the combined balance sheet of the U.S. Cable Television Operations of Maclean Hunter, Inc. (the "Predecessor Corporation") as at December 31, 1993 and the combined statements of operations, changes in net equity and cash flows for each of the years in the two year period ended December 31, 1993. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these combined financial statements present fairly, in all material respects, the financial position of the Predecessor Corporation as at December 31, 1993 and the results of its operations and the changes in its financial position for each of the years in the two year period ended December 31, 1993 in accordance with accounting principles generally accepted in the United States.


                                                      /s/ Ernst & Young
Toronto, Canada
August 5, 1994.                                       Chartered Accountants



                     Comments by Auditors for U.S. Readers
                      on Canada-U.S. Reporting Difference

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there are changes in accounting principles that have a material effect on the comparability of a company's financial statements, such as the change in method of accounting for income taxes as described in note 4 to the combined financial statements. The above opinion is expressed in accordance with Canadian reporting standards which do not require a reference to such a change in accounting principles in the auditors' report when the change is properly accounted for and adequately disclosed in the financial statements.


                                                      /s/ Ernst & Young
Toronto, Canada
August 5, 1994.                                       Chartered Accountants

COMCAST MHCP HOLDINGS, L.L.C. AND SUBSIDIARIES
- ----------------------------------------------

CONSOLIDATED AND COMBINED BALANCE SHEETS
DECEMBER 31, 1994 AND 1993
(Dollars in thousands)
- --------------------------------------------------------------------------------

                                                                   (Predecessor
                                                                   Corporation)
                                                                   -------------
                                                         1994          1993
                                                         ----          ----
ASSETS
- ------
CURRENT ASSETS
  Cash and cash equivalents                           $   24,230      $  83,806
  Due from affiliates                                                    10,792
  Accounts receivable, less allowance for doubtful
   accounts of $1,806 and $2,012                          10,627          9,921
  Prepaid charges and other                                4,197          3,072
                                                      ----------      ---------
   Total Current Assets                                   39,054        107,591
                                                      ----------      ---------
INVESTMENTS, Principally in affiliates                     2,296            169
                                                      ----------      ---------
PROPERTY AND EQUIPMENT                                   167,005        393,156
  Accumulated depreciation                                  (466)      (207,728)
                                                      ----------      ---------
  Property and equipment, Net                            166,539        185,428
                                                      ----------      ---------
DUE FROM AFFILIATES                                                      38,949
                                                      ----------      ---------
DEFERRED CHARGES AND GOODWILL, Net                     1,649,221        144,422
                                                      ----------      ---------
                                                      $1,857,110      $ 476,559
                                                      ==========      =========

LIABILITIES AND EQUITY
- ----------------------
CURRENT LIABILITIES
  Accounts payable and accrued expenses               $   52,070      $  29,849
  Income and other taxes payable                          36,609          6,176
  Due to affiliates                                        1,103         15,865
  Current portion of long-term debt                                       7,043
                                                      ----------      ---------
   Total Current Liabilities                              89,782         58,933
                                                      ----------      ---------
LONG-TERM DEBT, Less current portion                     715,000         46,480
                                                      ----------      ---------
OTHER LIABILITIES                                         10,356          3,741
                                                      ----------      ---------
DEFERRED INCOME TAXES                                    486,821         42,311
                                                      ----------      ---------
DUE TO AFFILIATES                                            189         99,306
                                                      ----------      ---------
MINORITY INTEREST                                          1,026         15,039
                                                      ----------      ---------
COMMITMENTS AND CONTINGENCIES

MEMBERS' EQUITY
  Members' capital                                       555,556
  Accumulated deficit                                     (1,620)
                                                      ----------      ---------
   Total Members' Equity                                 553,936
                                                      ----------      ---------

NET EQUITY - PREDECESSOR CORPORATION                                    210,749
                                                      ----------      ---------
                                                      $1,857,110      $ 476,559
                                                      ==========      =========

See notes to consolidated and combined financial statements.

COMCAST MHCP HOLDINGS, L.L.C. AND SUBSIDIARIES
- ----------------------------------------------

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
PERIODS FROM JANUARY 1, 1994 TO DECEMBER 21, 1994 AND
  DECEMBER 22, 1994 TO DECEMBER 31, 1994 AND YEARS ENDED
  DECEMBER 31, 1993 AND 1992
(Dollars in thousands)
- --------------------------------------------------------------------------------

                                                (Predecessor Corporation)
                                            ------------------------------------
                                           1994
                                 -------------------------
                                 December 22    January 1        Year Ended
                                      to            to           December 31,
                                 December 31   December 21     1993       1992
                                 ------------  -----------   ---------  --------
SERVICE INCOME                       $ 7,116      $251,200   $258,666   $244,996
                                     -------      --------   --------   --------
COSTS AND EXPENSES
  Operating, selling, general
   and administrative                  4,468       148,253    144,887    138,047
  Depreciation and amortization        3,821        36,437     29,670     33,959
                                     -------      --------   --------   --------
                                       8,289       184,690    174,557    172,006
                                     -------      --------   --------   --------
OPERATING (LOSS) INCOME               (1,173)       66,510     84,109     72,990
                                     -------      --------   --------   --------
INVESTMENT (INCOME) EXPENSE
  Interest expense                     1,641         3,493      2,658      3,084
  Intercompany interest
   expense, net                                      4,117      5,045      3,090
  Investment (income) expense            (30)       (4,497)    (2,962)     8,261
  Minority interest                                  5,037      5,023      3,162
                                     -------      --------   --------   --------
                                       1,611         8,150      9,764     17,597
                                     -------      --------   --------   --------
(LOSS) INCOME BEFORE INCOME
 TAXES (BENEFIT) AND CUMULATIVE
 EFFECT OF ACCOUNTING CHANGE          (2,784)       58,360     74,345     55,393

INCOME TAXES (BENEFIT)                (1,164)       25,943     32,192     24,834
                                     -------      --------   --------   --------
(LOSS) INCOME BEFORE CUMULATIVE
  EFFECT OF ACCOUNTING CHANGE         (1,620)       32,417     42,153     30,559

CUMULATIVE EFFECT OF ACCOUNTING
  CHANGE                                                        5,023
                                     -------      --------   --------   --------
NET (LOSS) INCOME                    $(1,620)     $ 32,417   $ 47,176   $ 30,559
                                     =======      ========   ========   ========

See notes to consolidated and combined financial statements.

COMCAST MHCP HOLDINGS, L.L.C. AND SUBSIDIARIES
- ----------------------------------------------

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
PERIODS FROM JANUARY 1, 1994 TO DECEMBER 21, 1994 AND
  DECEMBER 22, 1994 TO DECEMBER 31, 1994 AND YEARS ENDED
  DECEMBER 31, 1993 AND 1992
(Dollars in thousands)
- --------------------------------------------------------------------------------


                                                (Predecessor Corporation)
                                          -------------------------------------
                                         1994
                             --------------------------
                              December 22    January 1        Year Ended
                                  to            to            December 31,
                              December 31   December 21     1993        1992
                             -------------  -----------     ----        ----
OPERATING ACTIVITIES
 Net (loss) income             $   (1,620)   $  32,417    $ 47,176     $30,559
 Noncash items included in
  net (loss) income:
  Depreciation and
   amortization                     3,821       36,437      29,670      33,959
  Operating expenses
   charged by an affiliate            189
  Deferred income taxes
   (benefit)                       (1,164)       1,461       1,528       3,783
  Cumulative effect of
   accounting change                                        (5,023)
  Minority interest                              5,037       5,023       3,162
                               ----------    ---------    --------     -------
                                    1,226       75,352      78,374      71,463
 Increase in accounts
  receivable and prepaid
  charges and other                             (1,831)       (794)       (190)
 Increase in accounts
  payable and accrued
  expenses, income and
  other taxes payable
  and other liabilities               529       35,488       1,913       1,928
                               ----------    ---------    --------     -------
   Net cash provided by
    operating activities            1,755      109,009      79,493      73,201
                               ----------    ---------    --------     -------
FINANCING ACTIVITIES
 Proceeds from borrowings         715,000                                5,673
 Repayment of long-term
  debt                                         (53,523)     (9,818)
 Capital contributions            555,556
 Distribution to former
  shareholder                                 (135,689)
 Distributions to former
  partner of a subsidiary                       (5,000)                 (6,000)
 Advances to non-cable
  subsidiaries, net                               (802)     (3,711)     (6,236)
 Net transactions with
  affiliates                        1,014       34,035     (16,898)        598
                               ----------    ---------    --------     -------
   Net cash provided by
    (used in) financing
    activities                  1,271,570     (160,979)    (30,427)     (5,965)
                               ----------    ---------    --------     -------
INVESTING ACTIVITIES
 Acquisition                    1,249,079
 Additions to property and
  equipment                                     28,231      22,603      33,857
 Investments                                     2,127
 Other                              5,152       (3,658)       (396)        104
                               ----------    ---------    --------     -------
   Net cash used in
    investing activities        1,254,231       26,700      22,207      33,961
                               ----------    ---------    --------     -------
INCREASE (DECREASE) IN
 CASH AND CASH EQUIVALENTS         19,094      (78,670)     26,859      33,275

CASH AND CASH EQUIVALENTS,
 Beginning of Period                5,136       83,806      56,947      23,672
                               ----------    ---------    --------     -------
CASH AND CASH EQUIVALENTS,
 End of Period                 $   24,230    $   5,136    $ 83,806     $56,947
                               ==========    =========    ========     =======

See notes to consolidated and combined financial statements.

COMCAST MHCP HOLDINGS, L.L.C. AND SUBSIDIARIES
- ----------------------------------------------

COMBINED STATEMENT OF CHANGES IN NET EQUITY
PERIOD FROM JANUARY 1, 1994 TO DECEMBER 21, 1994 AND YEARS ENDED
DECEMBER 31, 1993 AND 1992
CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS' EQUITY
PERIOD FROM DECEMBER 22, 1994 TO DECEMBER 31, 1994

(Dollars in thousands)
- --------------------------------------------------------------------------------


                                1994
                             ------------
                               January 1         Year Ended
                                   to           December 31,
                              December 21     1993       1992
                             ------------     ----       ----
PREDECESSOR CORPORATION

NET EQUITY, BEGINNING OF
 PERIOD                         $ 210,749   $167,284   $142,961

Net income                         32,417     47,176     30,559
Distribution to former
 shareholder                     (135,689)
Advances to non-cable
 subsidiaries, net                   (802)    (3,711)    (6,236)
                                ---------   --------   --------
NET EQUITY, END OF PERIOD       $ 106,675   $210,749   $167,284
                                =========   ========   ========

                                Members'  Accumulated
                                Capital     Deficit     Total
                                --------- -----------  --------
SUCCESSOR CORPORATION

Capital contributions           $ 555,556   $          $555,556
Net loss                                     (1,620)     (1,620)
                                ---------   --------   --------

BALANCE, DECEMBER 31, 1994      $ 555,556   $(1,620)   $553,936
                                =========   ========   ========

See notes to consolidated and combined financial statements.

COMCAST MHCP HOLDINGS, L.L.C. AND SUBSIDIARIES
- ----------------------------------------------

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
PERIODS FROM JANUARY 1, 1994 TO DECEMBER 21, 1994 AND
  DECEMBER 22, 1994 TO DECEMBER 31, 1994 AND YEARS ENDED
  DECEMBER 31, 1993 AND 1992
- --------------------------------------------------------------------------------

1. ORGANIZATION

   Comcast MHCP Holdings, L.L.C. (the "Company" or the "LLC"), a Delaware limited liability company, was formed on December 12, 1994 for the initial purpose of acquiring the U.S. Cable Television Operations of Maclean Hunter, Inc. ("Maclean Hunter" or the "Predecessor Corporation") from Rogers Communications Inc. ("RCI") (see Note 2). The Company is owned 55% by Comcast Cable Communications, Inc. ("Comcast Cable") and 45% by the California Public Employees' Retirement System ("CalPERS") and is managed by Comcast Corporation ("Comcast"). Comcast Cable is a wholly owned subsidiary of Comcast and CalPERS is a governmental unit of the State of California.

   The Company and its subsidiaries are principally engaged in the development, management and operation of cable communications systems.

2. ACQUISITIONS

   Between April 7 and June 20, 1994, RCI acquired all of the issued and outstanding common shares of Maclean Hunter Limited. All shares of Maclean Hunter Limited acquired were deposited in trust pursuant to a voting trust agreement between RCI and the Honourable Pierre Juneau, P.C., O.C. The shares remained in trust until various regulatory authorities in both the United States and Canada provided their respective approvals to the acquisition by RCI of control of Maclean Hunter Limited and its subsidiaries. Upon receipt of regulatory approval, the shares were transferred to RCI, at which time RCI caused Maclean Hunter Limited to be dissolved, and its assets and liabilities to be transferred to RCI.

   On December 22, 1994 (the "Acquisition Date"), the Company acquired Maclean Hunter from RCI and all of the outstanding shares of Barden Communications, Inc. ("BCI," and collectively, such acquisitions are referred to as the "Maclean Hunter Acquisition") for approximately $1.2 billion (subject to certain adjustments) in cash. The Maclean Hunter Acquisition, including certain transaction costs, was financed with cash contributions of approximately $305.6 million and $250.0 million from Comcast Cable and CalPERS, respectively, and borrowings of $715.0 million under an $850.0 million credit facility (see Note 7).

   The terms of the Maclean Hunter Acquisition provide for, among other things, the indemnification of the Company by RCI for certain liabilities, including tax liabilities, relating to Maclean Hunter prior to the Acquisition Date.

   The Company would have reported unaudited revenues of $258.3 million and $258.7 million and unaudited net loss of $48.0 million and $39.7 million for the years ended December 31, 1994 and 1993 had the Maclean Hunter Acquisition occurred at the beginning of 1993. This unaudited pro forma information is based on historical results of operations adjusted for acquisition costs, and in the opinion of management, is not necessarily indicative of what the results would have been had the Company operated the acquired entities since the beginning of 1993.

   In November 1994, the minority shareholders of Cable TV of Jersey City, Inc., a subsidiary of the Predecessor Corporation, who owned 20% of the outstanding common shares, sold their shares to a subsidiary of Maclean Hunter, Inc., for purchase consideration of approximately $14.6 million, which was paid in January 1995.

3. BASIS OF PRESENTATION

   Basis of Consolidation

   The consolidated balance sheet at December 31, 1994 and the consolidated statements of operations, cash flows and changes in members' equity for the period from December 22, 1994 to December 31, 1994 represent the consolidated financial position, results of operations, cash flows and changes in members' equity of the Company and its wholly and majority owned subsidiaries subsequent to the Acquisition Date. All significant intercompany accounts and transactions among the consolidated entities have been eliminated.

COMCAST MHCP HOLDINGS, L.L.C. AND SUBSIDIARIES
- ----------------------------------------------

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
PERIODS FROM JANUARY 1, 1994 TO DECEMBER 21, 1994 AND
  DECEMBER 22, 1994 TO DECEMBER 31, 1994 AND YEARS ENDED
  DECEMBER 31, 1993 AND 1992 (Continued)
- --------------------------------------------------------------------------------


   Basis of Combination

   The combined balance sheet as of December 31, 1993 and the combined statements of operations, cash flows and changes in net equity for the period from January 1, 1994 to December 21, 1994 and for the years ended December 31, 1993 and 1992 represent the combined financial position, results of operations, cash flows and changes in net equity of the Predecessor Corporation. All significant intercompany accounts and transactions among the combined entities have been eliminated.

   Maclean Hunter, Inc., formerly a wholly owned subsidiary of Maclean Hunter Limited, had historically operated a periodical publishing business and had been the holding company for all of Maclean Hunter Limited's other U.S. operations, which included cable television, business forms and periodical publishing. Prior to the Maclean Hunter Acquisition, the non-cable television and non-alternate access businesses of Maclean Hunter, Inc. were distributed to RCI. Accordingly, when the Company acquired the shares of Maclean Hunter, Inc., it only purchased the U.S. cable television and alternate access businesses. The Predecessor Corporation financial statements exclude the results of operations of the non-cable television and non-alternative access operations of Maclean Hunter, Inc. and do not reflect the effects of the Maclean Hunter Acquisition.

   In addition, the Predecessor Corporation financial statements include the accounts of Comcast Cablevision of Detroit (formerly Barden Cablevision, the "Partnership"), which holds the franchise to operate a cable television system in the City of Detroit, Michigan. Prior to the Maclean Hunter Acquisition, Maclean Hunter, Inc., through wholly owned subsidiaries, had a 59% equity interest in the Partnership. Maclean Hunter, Inc. also had a contract to direct the day-to-day management of the Partnership. In connection with the Maclean Hunter Acquisition, the Company acquired the remaining equity and voting interests in the Partnership other than a minority interest of less than 1%.

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Purchase Price Allocation

   The Maclean Hunter Acquisition was accounted for under the purchase method of accounting. Under this method, the purchase price was allocated to the fair value of the assets acquired and the liabilities assumed. This allocation is preliminary pending, among other things, the final purchase price adjustment between Comcast and RCI and the receipt of a final appraisal of the assets acquired.

   Cash Equivalents

   Cash equivalents consist of investments with a maturity of three months or less when purchased. The carrying amounts of the Company's cash equivalents, classified as trading securities, approximates their fair values as of December 31, 1994 and 1993.

   Investments, Principally in Affiliates

   Investments are accounted for on the equity method based on the Company's ability to exercise significant influence over the operating and financial policies of the investee. Equity method investments are recorded at original cost and adjusted periodically to recognize the Company's proportionate share of the investees' income or losses after the date of investment, and additional contributions made and dividends received. Investments in privately held companies are stated at cost adjusted for any known diminution in value.

   Property and Equipment

   On the Acquisition Date, property and equipment were adjusted based on a preliminary appraisal of the assets acquired. Property and equipment prior to the Acquisition Date are stated at historical cost. Such assets include land, buildings, facilities for the transmission of cable television signals such as head-ends, system plant, subscriber installations and converters and other equipment. In addition, on the Acquisition Date, the estimated useful lives of property and equipment have been adjusted to reflect such lives as stated in a preliminary appraisal of the Company's assets. The effect of this change in estimate was not significant to the Company's operations

COMCAST MHCP HOLDINGS, L.L.C. AND SUBSIDIARIES
- ----------------------------------------------

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
PERIODS FROM JANUARY 1, 1994 TO DECEMBER 21, 1994 AND
  DECEMBER 22, 1994 TO DECEMBER 31, 1994 AND YEARS ENDED
  DECEMBER 31, 1993 AND 1992 (Continued)
- --------------------------------------------------------------------------------

   for the year ended December 31, 1994. Depreciation is provided on a straight-line basis over estimated useful lives as follows:

                                      (Predecessor
                                      Corporation)
                                      ------------
                        December 22,   January 1,
                          1994 to       1992 to
                        December 31,  December 21,
                            1994         1994
                        ------------  ------------
Buildings                10-20 years   20-30 years
Operating facilities      8-30 years    7-15 years
Other equipment           2-10 years    5-10 years

   During fiscal 1993, the Predecessor Corporation completed a comprehensive review of depreciation rates taking account of historical experience and of accepted industry practice. As a result of this review, the Predecessor Corporation revised, on a prospective basis, the remaining period over which certain of its assets would be depreciated in order to better reflect the Predecessor Corporation's estimate of the remaining useful lives of the assets.

   Through December 21, 1994, the Predecessor Corporation depreciated all of its head-ends, system plant and subscriber installations over fifteen years, compared to the seven- and ten-year periods that were previously used for such assets by certain subsidiaries. This change was effective July 1, 1993. In addition, through December 21, 1994, converters and decoders were depreciated over periods of six to eight years compared to five years previously. This change was effective January 1, 1993. The effect of these changes has been to reduce 1993 depreciation expense by $4.9 million and to increase 1993 net income by $2.6 million. The reduction in 1994 depreciation expense was $3.3 million and the increase in net income was $1.9 million through December 21, 1994.

   Deferred Charges

   Deferred charges as of December 31, 1994 consist principally of franchise and license acquisition costs, the costs of acquired businesses in excess of amounts allocated to specific assets, based on their fair market values, and, as a result of the differences in the book and tax bases of the assets acquired, goodwill recorded under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Franchise and license acquisition costs and goodwill are being amortized on a straight-line basis over periods of 12 and 20 years, respectively. Accumulated amortization as of December 31, 1994 was $3.4 million. The Company periodically evaluates the recoverability of its deferred charges using objective methodologies. Such methodologies may include evaluations based on the cash flows generated by the underlying assets or other determinants of fair value.

   Deferred charges of the Predecessor Corporation consisted principally of franchise acquisition and organization costs of $4.5 million, which were being amortized on a straight-line basis over periods up to fifteen years, and goodwill of $140.0 million, which was being amortized on a straight-line basis over periods not exceeding 40 years. Accumulated amortization as of December 31, 1993 was $21.5 million.

   Fair Values

   The estimated fair value amounts associated with financial instruments discussed in these notes to consolidated and combined financial statements have been determined by the Company and the Predecessor Corporation using available market information and appropriate methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. The estimates presented herein are not necessarily indicative of the amounts that the Company or the Predecessor Corporation could realize in a current market exchange. The use of different market

COMCAST MHCP HOLDINGS, L.L.C. AND SUBSIDIARIES
- ----------------------------------------------

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
PERIODS FROM JANUARY 1, 1994 TO DECEMBER 21, 1994 AND
  DECEMBER 22, 1994 TO DECEMBER 31, 1994 AND YEARS ENDED
  DECEMBER 31, 1993 AND 1992 (Continued)
- --------------------------------------------------------------------------------

   assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Such fair value estimates are based on pertinent information available to management as of December 31, 1994 and 1993 and have not been comprehensively revalued for purposes of these consolidated and combined financial statements since such dates. Current estimates of fair value may differ significantly from the amounts discussed herein.

   New Accounting Pronouncements

   Effective January 1, 1994, the Predecessor Corporation adopted the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which did not have a significant effect on its financial position or results of operations in 1994.

   Income taxes are provided using the asset and liability method prescribed by SFAS No. 109 which the Predecessor Corporation adopted January 1, 1993. Income taxes provided in years prior to 1993 using the deferral method prescribed by Accounting Principles Board Opinion No. 11, "Accounting for Income Taxes," have not been restated. The cumulative effect of adopting SFAS No. 109 as of January 1, 1993 was to increase net income by approximately $5.0 million.

   Reclassifications
   Certain reclassifications have been made to the 1993 and 1992 combined financial statements to conform to those used in 1994.

5. STATEMENT OF CASH FLOWS - SUPPLEMENTAL INFORMATION

   The Company made cash payments for interest on long-term debt of $1.1 million during the period from December 22, 1994 to December 31, 1994.

   The Predecessor Corporation made cash payments for interest on long-term debt of $3.0 million, $2.8 million and $3.4 million during the period from January 1, 1994 to December 21, 1994 and the years ended December 31, 1993 and 1992, respectively.

   In addition, the Predecessor Corporation made cash payments for interest on balances due to affiliates of $4.6 million, $6.4 million and $8.1 million during the period from January 1, 1994 to December 21, 1994 and the years ended December 31, 1993 and 1992, respectively.

   The Predecessor Corporation made cash payments for income taxes of $33.3 million, $27.7 million and $22.7 million during the period from January 1, 1994 to December 21, 1994 and the years ended December 31, 1993 and 1992, respectively.

6. RELATED PARTY TRANSACTIONS

   Effective December 22, 1994, management fees are charged pursuant to a management agreement between Comcast MH Holdings, Inc. ("MH Holdings"), an indirect wholly owned subsidiary of the Company, and Comcast (the "Management Agreement"). Under the terms of the Management Agreement, Comcast supervises the management and operation of the Company's subsidiaries for compensation equal to 4.5% of such subsidiaries' gross revenues, with the payment of one-third of such fees being deferred until CalPERS no longer has an interest in the Company. Management fees of $320,000 were charged during the period from December 22, 1994 to December 31, 1994 and are included in operating, selling, general and administrative expenses. The total amount deferred under this arrangement, which has been recorded as a subordinated long-term liability due to affiliate, was $107,000 as of December 31, 1994.

   The Management Agreement also provides for the reimbursement and sharing of certain of Comcast's actual costs directly relating to the operations of MH Holdings. Expenses under this arrangement were not significant for the period from December 22, 1994 to December 31, 1994.

COMCAST MHCP HOLDINGS, L.L.C. AND SUBSIDIARIES
- ----------------------------------------------

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
PERIODS FROM JANUARY 1, 1994 TO DECEMBER 21, 1994 AND
  DECEMBER 22, 1994 TO DECEMBER 31, 1994 AND YEARS ENDED
  DECEMBER 31, 1993 AND 1992 (Continued)
- --------------------------------------------------------------------------------

   Effective December 22, 1994, subsidiaries of the Company are charged by Comcast for certain operating expenses under a separate agreement between MH Holdings and Comcast (the "Cost Sharing Agreement"). These expenses are charged to subsidiaries of the Company by Comcast on a basis that does not exceed what would be charged if such subsidiaries purchased directly from the supplier. The Cost Sharing Agreement requires deferral of payment of a portion of these expenses with the deferred portion being treated as a subordinated long-term liability due to affiliate which will not be payable until CalPERS no longer has an interest in the Company. The total amounts expensed and deferred under this arrangement were not significant in 1994.

   Prior to the Maclean Hunter Acquisition, the Predecessor Corporation had several loans due to or from various direct or indirect subsidiaries of Maclean Hunter Limited. These loans were repaid prior to or in connection with the Maclean Hunter Acquisition. Interest rates on these loans ranged from the London Interbank Offered Rate ("LIBOR") plus 0.375% to LIBOR plus 1.75%. Interest expense on these loans for the period from January 1, 1994 to December 21, 1994 was $4.1 million, net of interest income on loans receivable of $515,000. Interest expense on these loans for the years ended December 31, 1993 and 1992 was $5.0 million and $3.1 million, respectively, net of interest income of $1.8 million and $5.0 million, respectively.

   Prior to the Maclean Hunter Acquisition, Maclean Hunter Limited provided the Predecessor Corporation with a variety of management services. Maclean Hunter Limited charged the Predecessor Corporation for its cost of providing these services which amounted to $1.4 million during the period from January 1, 1994 to December 21, 1994 and $1.5 million during each of the years ended December 31, 1993 and 1992. During the period from January 1, 1994 to December 21, 1994, additional management fees of $3.2 million were charged to the Predecessor Corporation. These charges and fees are included in operating, selling, general and administrative expenses.

   In July 1994, the Partnership made a distribution of $5.0 million to BCI, which had a 40% equity interest and voting control in the Partnership. This distribution was funded by an advance from Maclean Hunter, Inc.

   The Predecessor Corporation realized a foreign exchange loss of $8.8 million in 1992 on a sterling advance to an affiliate, which was repaid in 1992. This loss is included in investment (income) expense in the Predecessor Corporation's 1992 Combined Statement of Operations.

7. LONG-TERM DEBT

   In connection with the Maclean Hunter Acquisition, MH Holdings entered into an $850 million Reducing Revolving Credit Facility (the "Credit Facility"). Initial borrowings under the Credit Facility to finance a portion of the Maclean Hunter Acquisition were $715 million. In January 1995, MH Holdings borrowed an additional $20 million under the Credit Facility.

   The interest rate on borrowings under the Credit Facility is based on the Prime Rate or LIBOR, plus a percentage which varies as the ratio of total indebtedness to annualized operating cash flow (as defined) varies. As of December 31, 1994, the weighted average interest rate on borrowings under the Credit Facility was 7.38%.

   Available borrowings under the Credit Facility reduce in quarterly installments beginning in 1998 through its final maturity in 2003. Of the long-term debt outstanding as of December 31, 1994, $86 million matures in 1999, with the balance maturing in installments through 2003.

   The stock of MH Holdings and its two direct subsidiaries has been pledged as collateral for borrowings under the Credit Facility.

   The Credit Facility contains restrictive covenants which, among other things, limit MH Holdings' ability to enter into arrangements for the acquisition or disposition of assets, investments, mergers and the incurrence of additional indebtedness. The restrictive covenants also require that certain ratios and cash flow

COMCAST MHCP HOLDINGS, L.L.C. AND SUBSIDIARIES
- ----------------------------------------------

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
PERIODS FROM JANUARY 1, 1994 TO DECEMBER 21, 1994 AND
  DECEMBER 22, 1994 TO DECEMBER 31, 1994 AND YEARS ENDED
  DECEMBER 31, 1993 AND 1992 (Continued)
- --------------------------------------------------------------------------------

   levels be maintained and limit dividend payments, payment of management fees and advances of funds to affiliated entities.

   Prior to the Maclean Hunter Acquisition, the Predecessor Corporation's long-term debt consisted of the Partnership's borrowings under a loan agreement with a bank (the "Loan Agreement"). Borrowings under the Loan Agreement bore interest, at the Partnership's option, at either the Prime Rate or LIBOR plus 1%. Borrowings under the Loan Agreement were repaid prior to the Maclean Hunter Acquisition.

   In 1995, the Company entered into interest rate swap and cap agreements to limit the Company's exposure to loss from adverse fluctuations in interest rates. As of April 20, 1995, $300 million of the Company's variable rate debt was protected by these products. Such agreements mature on various dates through 1997 and the related differentials to be paid or received are recognized as a component of interest expense over the terms of the agreements. As of April 20, 1995, the weighted average interest rate of the products in effect was 7.98%.

   The credit risks associated with the Company's derivative financial instruments are controlled through the evaluation and continual monitoring of the creditworthiness of the counterparties. Although the Company may be exposed to losses in the event of nonperformance by the counterparties, the Company does not expect such losses, if any, to be significant.

8. MEMBERS' EQUITY

   The Company is owned by Comcast Cable and CalPERS (the "Members"). Comcast Cable is entitled to 55 votes and CalPERS to 45 votes on any Company matters, with a simple majority controlling the actions of the Company, except in certain limited circumstances which require the unanimous approval of the Members.

   At any time after December 18, 2001, CalPERS may elect to liquidate its interest in the Company at a price based upon the fair value of CalPERS' interest in the Company, adjusted, under certain circumstances, for certain performance criteria relating to the fair value of the Company or to Comcast's common stock. Except in certain limited circumstances, Comcast, at its option, may satisfy this liquidity arrangement by purchasing CalPERS' interest for cash, through the issuance of Comcast's common stock (subject to certain limitations) or by selling the Company.

9. INCOME TAXES

   The LLC is treated as a partnership for income tax purposes. As such, any taxable income or loss directly attributable to the LLC, excluding any income or loss from its subsidiaries, flows through to the Members based on their respective ownership percentages. The subsidiaries of the LLC may not consolidate with the LLC for income tax purposes; however, beginning on the Acquisition Date, its subsidiaries join in filing a consolidated federal income tax return. Comcast Communications Properties, Inc. ("CCP"), a wholly owned subsidiary of the LLC, acts as the common parent of such consolidated group (the "Consolidated Group").

   The Consolidated Group and the Predecessor Corporation (after January 1,
   1993) account for income taxes under SFAS No. 109, which generally provides that deferred tax assets and liabilities be recognized for temporary differences between the financial reporting basis and tax basis of a company's assets and liabilities and expected benefits of utilizing net operating loss carryforwards. The impact on deferred income taxes of changes in tax rates and laws, if any, applied to the years during which temporary differences are expected to be settled are reflected in the financial statements in the period of enactment.

   The Company's and the Predecessor Corporation's deferred income tax liability as of December 31, 1994 and 1993 principally results from the tax effects of differences between the book and tax basis of property and equipment and deferred charges (excluding goodwill).

COMCAST MHCP HOLDINGS, L.L.C. AND SUBSIDIARIES
- ----------------------------------------------

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
PERIODS FROM JANUARY 1, 1994 TO DECEMBER 21, 1994 AND
  DECEMBER 22, 1994 TO DECEMBER 31, 1994 AND YEARS ENDED
  DECEMBER 31, 1993 AND 1992 (Continued)
- --------------------------------------------------------------------------------

   As a result of the Maclean Hunter Acquisition, the Consolidated Group recorded a deferred income tax liability of approximately $488.0 million for temporary differences between the financial reporting basis and the income tax reporting basis of the assets of Maclean Hunter and BCI as of the Acquisition Date. Deferred charges were increased by the same amount as prescribed by SFAS No. 109.

   Historically, Maclean Hunter, Inc. filed a consolidated United States federal income tax return. Accordingly, federal income taxes have been recorded in the combined financial statements as though the Predecessor Corporation filed a combined federal income tax return, which excluded any taxable income or loss from any non-cable television and non-alternate access operations of Maclean Hunter, Inc.

   Income tax expense (benefit) consists of the following components:

                                                     (Predecessor Corporation)
                                           ---------------------------------------
                             December 22,    January 1,
                                1994 to       1994 to
                             December 31,   December 21,   Year ended December 31,
                                 1994           1994         1993        1992
                                 ----           ----         ----        ----
                                           (Dollars in thousands)
          Current expense
            Federal              $               $19,642     $24,828     $16,218
            State                                  4,840       5,836       4,833
                                  -------        -------     -------     -------
                                                  24,482      30,664      21,051
                                  -------        -------     -------     -------

          Deferred expense
           (benefit)
            Federal                  (984)         1,251         534       3,113
            State                    (180)           210         994         670
                                  -------        -------     -------     -------
                                   (1,164)         1,461       1,528       3,783
                                  -------        -------     -------     -------
                                  ($1,164)       $25,943     $32,192     $24,834
                                  =======        =======     =======     =======

  The effective income tax expense (benefit) of the Company and the Predecessor Corporation differs from the statutory amount because of the effects of the following items:

                                                  (Predecessor Corporation)
                                          -------------------------------------
                             December 22,  January 1,
                               1994 to       1994 to
                             December 31,  December 21, Year ended December 31,
                                 1994         1994         1993         1992
                                 ----         ----         ----         ----
                                           (Dollars in thousands)
     Federal tax at
      statutory rate               ($974)      $20,426     $27,779     $19,909
     State income tax
      (benefit), net of
      federal effect                (117)        3,283       4,440       3,632
     Non-deductible
      depreciation and
      amortization                   216         1,516       1,308       1,302
     Interest income,
      taxable to Members            (289)
     Other                                         718      (1,335)         (9)
                                 -------       -------     -------     -------
                                 ($1,164)      $25,943     $32,192     $24,834
                                 =======       =======     =======     =======

COMCAST MHCP HOLDINGS, L.L.C. AND SUBSIDIARIES
- ----------------------------------------------

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
PERIODS FROM JANUARY 1, 1994 TO DECEMBER 21, 1994 AND
  DECEMBER 22, 1994 TO DECEMBER 31, 1994 AND YEARS ENDED
  DECEMBER 31, 1993 AND 1992 (Continued)
- --------------------------------------------------------------------------------

10. PENSION AND OTHER RETIREMENT PLANS

   The Company has various defined benefit, defined contribution and other retirement plans, which include 401(k) savings and profit sharing plans, covering substantially all employees. The market value of the assets of the Company's defined benefit plans as of December 31, 1994 and 1993 was $3.9 million, and $3.7 million, respectively, and the estimated accrued benefits related to such plans as of December 31, 1994 and 1993 were $5.0 million and $5.7 million, respectively. The Company's expense associated with its defined contribution and other retirement plans was not significant in 1994, 1993 and 1992.

   The Company does not offer any other postretirement or postemployment benefits.

11. COMMITMENTS AND CONTINGENCIES

   Commitments

   Minimum annual rental commitments for office space and equipment under noncancellable operating leases are as follows:

                                   (Dollars
                                 in thousands)
                                 -------------
               1995                $  529
               1996                   572
               1997                   541
               1998                   424
               1999                   334
               Thereafter           1,520

   Contingencies

   The Company is subject to claims and legal proceedings which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position or results of operations of the Company.

   On April 1, 1993, the Federal Communications Commission ("FCC") adopted regulations in accordance with the Cable Television Consumer Protection and Competition Act of 1992 ("1992 Cable Act") governing rates that may be charged to subscribers for basic service and certain nonbasic cable programming services (collectively, the "Regulated Services"). The FCC's rate regulations became effective September 1, 1993. The FCC adopted a benchmark methodology as the principal method of regulating rates for Regulated Services. Cable operators were also permitted to justify rates using a reasonable cost-of-service methodology. As of September 1, 1993, cable operators whose then current rates were above FCC benchmark levels were required, absent a successful cost-of-service showing, to reduce such rates to the benchmark level or by up to 10% of those rates in effect on September 30, 1992, whichever reduction was less, adjusted for equipment costs, inflation and programming modifications occurring subsequent to September 30, 1992.

   On February 22, 1994, the FCC adopted interim cost-of-service regulations establishing, among other things, an industry-wide 11.25% after tax rate of return on an operator's allowable rate base and a rebuttable presumption that acquisition costs above original historic book value of tangible assets should be excluded from the allowable rate base. Effective May 15, 1994, the FCC modified its existing benchmark methodology to require, absent a successful cost-of-service showing, reductions of up to 17% of the rates for Regulated Services in effect on September 30, 1992, adjusted for inflation, programming modifications, equipment costs, and increases in certain operating costs. The FCC's modified benchmark regulations were designed to cause an additional 7% reduction in the rates for Regulated Services on top of any rate reductions implemented under the FCC's initial benchmark regulations.

COMCAST MHCP HOLDINGS, L.L.C. AND SUBSIDIARIES
- ----------------------------------------------

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
PERIODS FROM JANUARY 1, 1994 TO DECEMBER 21, 1994 AND
  DECEMBER 22, 1994 TO DECEMBER 31, 1994 AND YEARS ENDED
  DECEMBER 31, 1993 AND 1992 (Concluded)
- --------------------------------------------------------------------------------

   In July 1994, the Company reduced rates for Regulated Services in those cable systems regulated under the benchmark standards to comply with the modified benchmarks and regulations. In addition, the Company is currently seeking to justify the Partnership's existing rates on the basis of cost-of-service showings. Although management believes that the Partnership's rates are supportable in a cost-of-service showing, no assurance can be given that the Partnership will be successful. If the Partnership is not successful in such efforts, and there is no legislative, administrative or judicial relief, the FCC regulations may adversely affect the Company's results of operations.

12.  DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

   The following information regarding the estimated fair value of the Company's financial instruments is made in accordance with the provisions of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." See Note 4 for a description of methodologies used for such disclosures.

   The carring amounts of the Company's cash equivalents, accounts receivable, accounts payable and other current assets and liabilities approximate their fair values as of December 31, 1994 and 1993.

   The difference between the carrying value and estimated fair value of the Company's long-term debt was not significant as of December 31, 1994 and 1993. Interest rates that are currently available to the Company for issuance of the debt with similar terms and remaining maturities are used to estimate fair value for debt issues for which quoted market prices are not available.

   A reasonable estimate of the fair values of balances due to/from affiliates is not practicable to obtain because of their related party nature and the lack of market information.

Independent Auditors' Report




The Board of Directors and Shareholders
QVC, Inc.:

We have audited the consolidated balance sheets of QVC, Inc. and subsidiaries as of January 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended January 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of QVC, Inc. and subsidiaries as of January 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended January 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Notes 1 and 14 to the consolidated financial statements, the Company changed its method of accounting for income taxes in 1993 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.


                                                       /s/ KPMG Peat Marwick LLP

Philadelphia, Pennsylvania
March 3, 1995

QVC, INC. AND SUBSIDIARIES

Consolidated Balance Sheets
(in thousands)

ASSETS

                                                                 January 31,
                                                         ---------------------------
                                                            1995             1994
                                                         ----------       ----------
Current assets:
  Cash and cash equivalents                              $  120,818       $   15,873
  Accounts receivable, less allowance for
    doubtful accounts of $70,135 in 1995 and
    $52,759 in 1994 (Note 3)                                217,036          183,162
  Inventories                                               159,817          148,208
  Deferred taxes (Note 14)                                   53,560           59,749
  Prepaid expenses                                            8,355            5,536
                                                         ----------       ----------
    Total current assets                                    559,586          412,528

Property, plant and equipment, less
  accumulated depreciation of $41,979 in 1995
  and $38,522 in 1994 (Note 4)                               92,567           80,579
Cable television distribution rights, net (Note 5)          105,705           99,579
Other assets, net (Note 6)                                   39,657           33,664
Excess of cost over acquired net assets, less
  accumulated amortization of $53,330 in 1995
  and $43,551 in 1994                                       242,031          251,810
                                                         ----------       ----------
    Total assets                                         $1,039,546       $  878,160
                                                         ----------       ----------


LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Current maturities of long-term debt (Note 8)          $    3,173       $    3,114
  Accounts payable-trade                                     92,445           81,594
  Accrued liabilities (Note 7)                              301,823          225,989
                                                         ----------       ----------
    Total current liabilities                               397,441          310,697

Long-term debt, less current maturities (Note 8)              6,443            7,044
                                                         ----------       ----------
    Total liabilities                                       403,884          317,741
                                                         ----------       ----------

Commitments and contingencies (Notes 9, 14 and 15)

Shareholders' equity (Notes 10 and 11):
  Convertible Preferred Stock, par value $.10                    50               56
  Common Stock, par value $.01                                  410              399
  Additional paid-in capital                                454,209          446,027
  Retained earnings                                         180,526          113,937
  Foreign currency translation adjustments                      467                -
                                                         ----------       ----------
    Total shareholders' equity                              635,662          560,419
                                                         ----------       ----------
    Total liabilities and shareholders' equity           $1,039,546       $  878,160
                                                         ----------       ----------

The accompanying notes are an integral part of these consolidated financial statements.

QVC, INC. AND SUBSIDIARIES


Consolidated Statements of Operations
(in thousands, except per share data)                        Fiscal Year
                                                ------------------------------------
                                                   1994         1993        1992
                                                ----------   ----------   ----------
Net revenue                                     $1,390,106   $1,222,104   $1,070,587
Cost of goods sold                                 848,536      723,175      621,840
                                                ----------   ----------   ----------
Gross profit                                       541,570      498,929      448,747
                                                ----------   ----------   ----------

Operating expenses:
  Variable costs                                   179,509      171,242      160,420
  General and administrative                       156,372      132,743      123,604
  Depreciation                                      18,176       16,682       17,105
  Amortization of intangible assets                 28,864       26,019       29,420
                                                ----------   ----------   ----------
                                                   382,921      346,686      330,549
                                                ----------   ----------   ----------
Operating income                                   158,649      152,243      118,198
                                                ----------   ----------   ----------
Other income (expense):
  Costs of Paramount tender offer (Note 17)              -      (34,800)           -
  Losses from joint ventures (Note 6)              (34,643)     (11,432)           -
  Interest expense                                  (1,399)      (1,590)     (18,364)
  Interest income                                   18,742       10,865        8,834
                                                ----------   ----------   ----------
                                                   (17,300)     (36,957)      (9,530)
                                                ----------   ----------   ----------
Income before income taxes, extraordinary
  item and cumulative effect of a change
  in accounting principle                          141,349      115,286      108,668
Income tax provision (Note 14)                     (74,760)     (59,975)     (52,080)
                                                ----------   ----------   ----------
Income before extraordinary item and
  cumulative effect of a change in
  accounting principle                              66,589       55,311       56,588
Extraordinary item - loss on
  extinguishment of debt, net of
  tax benefit (Note 6)                                   -            -       (1,496)
Cumulative effect of a change in accounting
  for income taxes (Note 14)                             -        3,990            -
                                                ----------   ----------   ----------
Net income                                      $   66,589   $   59,301   $   55,092
                                                ----------   ----------   ----------
Income per share (Note 12):
  Primary:
    Income before extraordinary item and
      cumulative effect of a change in
      accounting principle                      $     1.37   $     1.10   $     1.32
    Extraordinary item, net of tax benefit               -            -         (.03)
    Cumulative effect of a change in
      accounting for income taxes                        -          .08            -
                                                ----------   ----------   ----------
    Net income                                  $     1.37   $     1.18   $     1.29
                                                ----------   ----------   ----------
  Fully diluted:
    Income before extraordinary item and
      cumulative effect of a change in
      accounting principle                      $     1.36   $     1.10   $     1.27
    Extraordinary item, net of tax benefit               -            -         (.03)
    Cumulative effect of a change in
      accounting for income taxes                        -          .08            -
                                                ----------   ----------   ----------
    Net income                                  $     1.36   $     1.18   $     1.24
                                                ----------   ----------   ----------

Weighted average number of common and
  common equivalent shares used in
  computing income per share:
    Primary                                         48,477       50,062       43,890
                                                ----------   ----------   ----------
    Fully diluted                                   48,885       50,205       45,386
                                                ----------   ----------   ----------

The accompanying notes are an integral part of these consolidated financial statements.

QVC, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows
(in thousands)

                                                                              Fiscal Year
                                                                  ------------------------------------
                                                                    1994          1993          1992
                                                                  --------      --------      --------
Cash flows from operating activities:
  Net income                                                      $ 66,589      $ 59,301      $ 55,092
  Adjustments for non-cash items included in
   net income:
    (Increase) decrease in deferred taxes                           (4,157)        3,366        20,275
    Cumulative effect of a change in accounting
      for income taxes                                                   -        (3,990)            -
    Loss on extinguishment of debt                                       -             -         2,720
    Losses from joint ventures                                      34,643        11,432             -
    Depreciation                                                    18,176        16,682        17,105
    Amortization of intangible assets                               28,864        26,019        29,420
    Grant of executive stock award                                       -             -         4,869
    Interest incurred but not paid                                       -             -            96
    Losses on sales of fixed assets                                    322           190            90
  Changes in other non-current assets                               (7,985)       (3,458)        5,303
  Effects of changes in working capital items (Note 16)             44,572       (36,239)      (33,557)
                                                                  --------      --------      --------
  Net cash provided by operating activities                        181,024        73,303       101,413
                                                                  --------      --------      --------

Cash flows from investing activities:
  Capital expenditures                                             (30,584)      (24,588)      (21,137)
  Investments in and advances to joint ventures                    (31,788)      (22,626)            -
  Proceeds from sales of property, plant and equipment                  98             -            28
  Changes in other non-current assets                              (21,450)         (347)         (489)
                                                                  --------      --------      --------
  Net cash used in investing activities                            (83,724)      (47,561)      (21,598)
                                                                  --------      --------      --------

Cash flows from financing activities:
  Payments under Senior term loan                                        -       (21,000)     (135,297)
  Principal payments under capitalized lease,
    mortgages and other debt                                          (542)         (502)       (5,300)
  Borrowings under revolving credit facilities                           -        20,000             -
  Payments against revolving credit facilities                           -       (20,000)            -
  Proceeds from exercise of stock options and other                  5,087         1,169        16,687
  Proceeds from exercise of warrants                                 3,100         6,185        11,570
                                                                  --------      --------      --------
  Net cash provided by (used in) financing activities                7,645       (14,148)     (112,340)
                                                                  --------      --------      --------
Net increase (decrease) in cash and cash equivalents               104,945        11,594       (32,525)
Cash and cash equivalents at beginning of year                      15,873         4,279        36,804
                                                                  --------      --------      --------
Cash and cash equivalents at end of year                          $120,818      $ 15,873      $  4,279
                                                                  --------      --------      --------

The accompanying notes are an integral part of these consolidated financial statements.

QVC, INC. AND SUBSIDIARIES

Consolidated Statements of Shareholders' Equity
(in thousands)

                                                                  Additional     Retained                Foreign Currency
                                     Convertible     Common        Paid-in       Earnings     Treasury     Translation
                                    Preferred Stock   Stock         Capital      (Deficit)      Stock      Adjustments    Total
- --------------------------------------------------------------------------------------------------------------------------------
Balance January 31, 1992                 $114         $250         $325,948      $   (456)   $   (70)        $    -     $325,786

Net income for year                         -            -                -        55,092          -              -       55,092
Income tax benefit resulting
  from capital stock transactions,
  exercise of stock options and net
  operating loss carryforward               -            -           22,312             -          -              -       22,312
Proceeds from the exercise of
  employee stock options                    -           13           16,708             -        (31)             -       16,690
Proceeds from exercise of
  warrants                                  -           11           11,559             -          -              -       11,570
Grant of executive stock award              -            2            4,867             -          -              -        4,869
Convertible subordinated note
  exchanged for Common Stock,
  net of unamortized debt
  placement fees of $1,260                  -           17           28,723             -          -              -       28,740
Common Stock issued in warrant
  exchange offer (Note 11)                  -           68           91,394             -     (91,462)            -            -
Conversion of shares                      (20)          20                -             -          -              -            -
Purchases of Treasury Stock                 -            -                -             -          (3)            -           (3)
Retirement of Treasury Stock              ( 1)         (24)         (91,541)            -      91,566             -            -
- --------------------------------------------------------------------------------------------------------------------------------
Balance January 31, 1993                   93          357          409,970        54,636           -             -      456,056

Net income for year                         -            -                -        59,301           -             -       59,301
Income tax benefit resulting from
  cumulative effect of a change in
  accounting for income taxes               -            -           27,053             -           -             -       27,053
Income tax benefit resulting from
  exercise of stock options                 -            -            1,655             -           -             -        1,655
Proceeds from exercise of employee
  stock options                             -            1            1,168             -           -             -        1,169
Proceeds from exercise of warrants          -            4            6,181             -           -             -        6,185
Conversion of shares                      (37)          37                -             -           -                          -
- --------------------------------------------------------------------------------------------------------------------------------
Balance January 31, 1994                   56          399          446,027       113,937           -             -      560,419

Net income for year                         -            -                -        66,589           -             -       66,589
Proceeds from exercise of employee
  stock options                             -            2            5,085             -           -             -        5,087
Proceeds from exercise of warrants          -            3            3,097             -           -             -        3,100
Conversion of shares                       (6)           6                -             -           -             -            -
Foreign currency translation adjustments    -            -                -             -           -           467          467
- --------------------------------------------------------------------------------------------------------------------------------
Balance January 31, 1995                 $ 50         $410         $454,209      $180,526    $      -        $  467     $635,662
- --------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

                           QVC, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation.

     The consolidated financial statements include the accounts of the QVC, Inc. and all subsidiaries ("QVC" or the "Company"). Investments in the Company's joint ventures (50% or less owned) are accounted for under the equity method. All significant intercompany accounts and transactions are eliminated in consolidation.

Fiscal year.

     The Company's fiscal year ends on January 31. Fiscal years are designated in the financial statements and notes by the calendar year in which the fiscal year commences.

Cash and cash equivalents.

     All highly-liquid debt instruments purchased with a maturity of three months or less are classified as cash equivalents. The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair value.

Inventories.

     Inventories, consisting primarily of products held for sale, are stated at the lower of cost or market. Cost is determined by the average cost method which approximates the first-in, first-out method.

Property, plant and equipment.

     The costs of property, plant and equipment are capitalized and depreciated over their estimated useful lives using the straight-line method. When assets are sold or retired, the cost and accumulated depreciation are removed from the accounts and any gain or loss is included in income. The costs of maintenance and repairs are charged to expense as incurred.

Excess of cost over acquired net assets.

     The excess of cost over acquired net assets is amortized over thirty years using the straight-line method.

Translation of foreign currencies.

     Assets and liabilities of foreign operations are translated at current exchange rates, and related translation adjustments are reported as a component of shareholders' equity. Statement of Operations accounts are translated at the average rates for the period. Exchange gains and losses resulting from foreign currency transactions are included in losses from joint ventures.

Net sales and returns.

     Revenue is recognized at time of shipment to customers. The Company's policy is to allow customers to return merchandise for full credit up to thirty days after date of shipment. An allowance for returned merchandise is provided as a percentage of sales based on historical experience. The return provision was approximately 21, 21, and 19 percent of sales in fiscal 1994, 1993 and

1992, respectively.

Capitalization of start-up costs.

     The Company capitalizes all direct incremental costs incurred prior to operations for new broadcast ventures. These costs are amortized over a period of eighteen months starting at the commencement of broadcast operations.

Income taxes.

     Effective February 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"). The cumulative effect of the change in the method of accounting for income taxes was included in the first quarter of 1993 Consolidated Statements of Operations and Shareholders' Equity. Prior years' financial statements were not restated. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using statutory tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

     The Company previously used the asset and liability method under SFAS 96. Under the asset and liability method of SFAS 96, deferred tax assets and liabilities were recognized for all events that had been recognized in the financial statements. Under SFAS 96, the future tax consequences of recovering assets or settling liabilities at their financial statement carrying amounts were considered in calculating deferred taxes. Generally, SFAS 96 prohibited consideration of any other future events in calculating deferred taxes.

Note 2 - ACQUISITION OF THE COMPANY

     In August 1994, Comcast Corporation ("Comcast"), Liberty Media Corporation ("Liberty"), a wholly-owned subsidiary of Tele-Communications, Inc., QVC Programming Holdings, Inc. ("Holdings"), a jointly-owned entity of Comcast and Liberty, and the Company entered into a merger Agreement (the "Merger Agreement"), providing for the acquisition of QVC, Inc. by Holdings. Holdings commenced a tender offer to purchase all the outstanding shares of Common and Preferred stock of QVC, Inc. for $46 and $460 per share, respectively, which was completed on February 9, 1995 (the "Offer").

     The cost of the acquisition of the QVC stock not previously owned by Comcast, Liberty or their affiliates was approximately $1.6 billion. Comcast and Liberty funded $274 million of the cost of the acquisition, the proceeds from the exercise of stock options and warrants funded $242 million of the acquisition, with the balance provided through $1.1 billion of debt financing which, after the Merger, is the obligation of QVC. On February 15, 1995, Holdings was merged into QVC. Following the Merger, Comcast and Liberty own approximately 57% and 43%, respectively, of QVC and QVC will be controlled by Comcast.

     The acquisition of the QVC stock not previously owned by Comcast or Liberty was accounted for using the purchase method. The purchase price will be allocated to net assets on the basis of appraisals and estimated fair values. The excess of such aggregate purchase price over the fair market values of net assets acquired will be classified in the balance sheet as 'Excess of cost over acquired assets' and amortized over thirty years using the straight-line method.

     The pro-forma unaudited results of operations for the year ended January 31, 1995, assuming the purchase of QVC had been consummated as of the beginning of fiscal 1994, is presented below. Adjustments have been made for interest expense attributable to financing the acquisition, amortization of amounts assigned to cable television distribution rights, and amortization of excess purchase price (Stated in millions):

                                          1994
                                          ----
             Net revenue                 $1,390
             Net loss                       (28)

     The pro-forma financial information presented above is not necessarily indicative of either the results of operations that would have occurred had the acquisition taken place at the beginning of the period presented or of future results of operations.

Note 3 - ACCOUNTS RECEIVABLE

     The Company has an agreement with an unrelated third party which provides for the sale and servicing of accounts receivable originating from the Company's revolving credit card. The Company sold accounts receivable at face value of $480.5 million, $418.2 million and $392.7 million under this agreement in fiscal 1994, 1993 and 1992, respectively. The Company remains obligated to repurchase uncollectible accounts pursuant to the recourse provisions of the agreement and is required to maintain a specified percentage of all outstanding receivables transferred under the program as a deposit with the third party to secure its obligations under the agreement. The Company is required to pay certain finance and servicing fees which are offset by finance charges on customer account balances. The net amount of this finance charge income is included as interest income and is comprised of the following (in millions):

                                                Fiscal Year
                                        -------------------------
                                         1994      1993      1992
                                        -----     -----     -----
     Finance charges on customer
       account balances                 $37.1     $26.2     $23.2
                                        -----     -----     -----

     Funding fees                        11.8       8.7       8.1

     Service fees                        11.8      10.5       9.5
                                        -----     -----     -----
                                         23.6      19.2      17.6
                                        -----     -----     -----


     Net finance income                 $13.5     $ 7.0     $ 5.6
                                        -----     -----     -----

     The uncollected balances of accounts receivable sold under this program are $232.5 million and $201.2 million at January 31, 1995 and 1994, respectively, of which $232.5 million and $170.1 million represent deposits under the agreement and which are included in accounts receivable. The total reserve balances maintained for the repurchase of uncollectible accounts are $62.9 million and $55.7 million at January 31, 1995 and 1994, respectively. Approximately $8.6 million of the reserve balances was included in accrued liabilities at January 31, 1994; the remaining balances are included with allowance for doubtful accounts.

     Receivables sold under this agreement are considered financial instruments with off-balance sheet risk as defined in Statement of Financial Accounting Standards No. 105.

Note 4 - PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consist of the following:

                                                  January 31,        Estimated
                                            ----------------------    Useful
                                              1995          1994       Life
                                            --------      --------   ---------
                                                 (in thousands)
  Land                                      $  7,818      $  3,977       -
  Buildings and improvements                  58,511        50,627   20-30 years
  Furniture and other equipment               34,722        33,866    3-8 years
  Broadcast equipment                         10,685         8,942    5-7 years
  Computer equipment and software             21,745        20,005    3-5 years
  Construction in progress                     1,065         1,684       -
                                            --------      --------
                                             134,546       119,101
  Less - accumulated depreciation            (41,979)      (38,522)
                                            --------      --------
  Net property, plant and equipment         $ 92,567      $ 80,579
                                            --------      --------

     In October 1994, the Company purchased a 600,000 square foot office and warehouse facility in West Chester, Pennsylvania. The cost to date for the purchase of the land, building and improvements to the facility has been $12.1 million. It is anticipated that some of the operations located in other facilities will be transferred to this building.

     In July 1993, the Company completed construction of a 50,000 square foot telecommunications center in Chesapeake, Virginia for a total cost of approximately $6.9 million. This telecommunications center replaced a facility that had been leased.

Note 5 -  CABLE TELEVISION DISTRIBUTION RIGHTS

     Cable television distribution rights consist of the following:

                                                             January 31,
                                                         -------------------
                                                           1995       1994
                                                         --------   --------
                                                            (in thousands)
        Cable television distribution rights             $158,677   $162,142
        Less - accumulated amortization                   (52,972)   (62,563)
                                                         --------   --------
        Net cable television distribution rights         $105,705   $ 99,579
                                                         --------   --------

     The amounts assigned to cable television distribution rights arose principally from excess fair values assigned, as determined by independent appraisals, to Convertible Preferred Stock issued to cable system operators in exchange for distribution agreements. During 1994, distribution agreements with cable systems, with a fair value assigned of $24.5 million expired and the costs and accumulated amortization were removed from the accounts.

     In addition, in 1994, the Company entered into affiliation agreements with various cable system operators for carriage of the Company's new shopping service, Q2. The cable system operators received compensation from the Company which was dependent upon the number of additional subscribers. During 1994, the Company paid $21.1 million in connection with these new affiliation agreements.

     Cable television distribution rights are amortized by the straight-line method over the lives of the individual agreements. The remaining weighted average life for all cable television distribution rights is approximately 9 years at January 31, 1995.

Note 6 - OTHER ASSETS

     Other assets consist of the following:


                                            January 31,
                                        --------------------
                                         1995         1994
                                        -------      -------
                                           (in thousands)
     Deferred taxes (Note 14)           $21,422      $17,265
     Investment in and advances to
       joint ventures, net of
       accumulated losses                 8,804       11,194
     Start-up costs                      11,444        3,458
     Satellite transponder rights         1,000        1,000
     Other                                1,456        1,235
                                        -------      -------
                                         44,126       34,152
     Less-accumulated amortization       (4,469)        (488)
                                        -------      -------
     Net other assets                   $39,657      $33,664
                                        -------      -------

     During fiscal 1993, the Company established electronic retailing program service in England ("QVC - The Shopping Channel") and Mexico ("CVC"), through joint venture agreements with British Sky Broadcasting Limited and Grupo Televisa, S.A. de C.V., respectively. The joint venture in England began broadcasting on October 1, 1993 and the joint venture in Mexico began broadcasting on November 15, 1993. The joint venture agreement in England requires, among other things, that the Company provide all funding to the joint venture until it is profitable. The Company will then recover all prior funding before any profits are shared. Accordingly, the Company has included 100% of the loss on operations of this venture in the Consolidated Statements of Operations. The operating results of the joint venture in Mexico are shared equally by the partners.

     Summarized financial information for "QVC - The Shopping Channel" and "CVC" on a 100% basis as of and for the periods ended January 31, 1995 and 1994 follows (unaudited - in thousands):

                                         QVC - The
                                     Shopping Channel           CVC
                                    ------------------   ------------------
                                    January    January   January    January
                                     1995       1994      1995       1994
                                    -------    -------   -------    -------
Current assets                      $13,258    $ 5,608   $ 8,122    $ 9,690
Property, plant and equipment, net    2,512      1,645     1,931      1,662
Unamortized start-up costs              336      2,205       196      1,651

Current liabilities                  50,849      4,181    13,765      9,193

Net revenue                          29,134      2,994    30,281      2,316

   The Company had a joint venture with Tribune Entertainment Company and Regal Communications to produce and distribute "Can We Shop" with Joan
Rivers ("QRT"). "Can We Shop" first aired on January 17, 1994 and was a one-hour Monday through Friday television show through which merchandise was sold. The last show was broadcast in July 1994.

     The Company acquired a one third interest in Friday Holdings, L.P. for the purpose of establishing or acquiring businesses in the communications field as well as developing information products. This partnership is currently being liquidated.

     The Company's share of the losses from joint ventures in 1994 and 1993 was as follows (in thousands):

                                             1994          1993
                                           --------      --------
     QVC - The Shopping Channel            $(24,399)     $ (8,942)
     CVC                                     (5,389)       (1,803)
     QRT                                     (1,115)         (387)
     Friday Holdings                         (3,350)         (300)
     Other joint ventures                      (390)            -
                                           --------      --------
                                           $(34,643)     $(11,432)
                                           --------      --------

     The Company capitalized the costs relating to the start-up of Q2, a new televised shopping/programming service, which fully launched on August 1, 1994 in the United States. The capitalized start-up costs are being amortized over eighteen months. Total amortization for 1994 was $3,815,000.

     Debt placement fees on the Senior term loan arising out of the CVN acquisition were amortized over the expected life of the debt using the effective interest rate method. On March 5, 1993, the Company retired the Senior term loan. Debt placement fees associated with the Senior term loan were fully amortized, and the cost and accumulated amortization were removed from the accounts. During fiscal 1992, the Company prepaid $86.3 million of the Senior term loan. As a result, the amortization of debt placement fees of $2.7 million was accelerated and reported as an extraordinary loss of $1.5 million, net of $1.2 million income tax benefit.

Note 7 - ACCRUED LIABILITIES


    Accrued liabilities consist of the following:

                                                       January 31,
                                                   ------------------
                                                     1995      1994
                                                   --------  --------
                                                     (in thousands)
     Income taxes (Note 14)                        $155,557  $ 80,879
     Reserve for uncollectible accounts
       under revolving credit program (Note 3)            -     8,636
     Non-inventory accounts payable                  31,013    26,232
     Accrued compensation and benefits               21,698    22,280
     Sales and other taxes                           15,284    15,028
     Allowance for sales returns                     23,588    17,787
     Other                                           54,683    55,147
                                                   --------  --------

                                                   $301,823  $225,989
                                                   --------  --------

Note 8 - LONG-TERM DEBT

     Aggregate amounts of outstanding long-term debt consist of the following:

                                                     January 31,
                                               ---------------------
                                                  1995         1994
                                               --------     --------
                                                   (in thousands)
  10.4% Mortgage notes payable in monthly
    installments until 1998                    $  9,616     $ 10,158

  Less - current portion                         (3,173)      (3,114)
                                               --------     --------
                                               $  6,443     $  7,044
                                               --------     --------

     The Company has a $60.0 million bank revolving credit facility to finance operations as well as to fund letters of credit for merchandise purchases. Interest on outstanding amounts under this agreement is payable at the bank's prime rate or other interest rate options. A commitment fee of .10% is payable on the unused portion of the revolving credit facility. The credit agreement requires the Company to maintain certain ratios for total liabilities to shareholders' equity and for coverage of fixed charges. Outstanding letters of credit totaled approximately $7.5 million at January 31, 1995.

     Maturities of the 10.4% Mortgage notes payable for the four years subsequent to January 31, 1995 are $3,173,000 in 1995; $666,000 in 1996;
$739,000 in 1997 and $5,038,000 in 1998.

     In February 1995, the Company entered into a $1.2 billion credit loan facility in connection with the acquisition of the Company (as described in Note 2 - Acquisition of the Company). Of the $1.2 billion credit loan facility, $1.1 billion was borrowed to finance a portion of the total purchase price and $.1 billion remains available for future borrowings. Interest on the amounts borrowed is payable quarterly at the bank's prime rate or other interest rate options.

     The $1.2 billion credit loan facility is payable in quarterly installments with the remaining principal balance due in January, 2004. Maturities of the $1.2 billion credit loan facility for the five years subsequent to January 31, 1995 are no amounts due in 1995 or 1996; $36,000,000 in 1997; $77,250,000 in 1998 and $102,250,000 in 1999.

Note 9 -  LEASES AND TRANSPONDER SERVICE AGREEMENTS

     Future minimum payments under all non-cancellable operating leases and transponder service agreements with initial terms of one year or more at January 31, 1995 consist of the following (in thousands):

           Fiscal Year
           -----------
              1995                     $10,115
              1996                       6,642
              1997                       5,515
              1998                       5,335
              1999                       4,735
              Thereafter                29,279
                                       -------

                   Total               $61,621
                                       -------

     Expense for operating leases, principally for data processing equipment and facilities, and for transponder service agreements amounted to $13,543,000, $11,280,000 and $12,895,000 in fiscal years 1994, 1993, and 1992, respectively.

     The Company transmits the QVC Service on a protected, non-preemptible transponder on the C-4 Satellite at a monthly cost that averages $224,000 over the term of the agreement which expires in 2004.

     The Company transmits The Q2 Service on a protected, non-preemptible transponder on the C-3 Satellite at a cost of $205,000 per month over the term of the agreement which expires in 2004.

Note 10 - CAPITAL STOCK

     The Company has 175,000,000 shares of Common Stock authorized. There were 41,034,127 shares outstanding at January 31, 1995 and 39,895,447 shares outstanding at January 31, 1994. The reasons for the increase in the number of shares of Common Stock outstanding were the conversion of Convertible Preferred Stock (634,990), the exercise of warrants (310,000) and the exercise of employee stock options (194,000).

     The following table summarizes the convertible preferred shares at January 31, 1995 and 1994 (shares and dollars in thousands):

           Shares Authorized   Shares Outstanding      Par Value
           -----------------   ------------------  -----------------
             1995 and 1994       1995     1994      1995       1994
           -----------------   ------------------  -----------------
Series A             10            -         -        -        $  -
Series B          1,000           18        28        2           3
Series C          1,000          478       531       48          53
Series D            300            -         1        -           -
                                                   ----        ----
                                                   $ 50        $ 56
                                                   ----        ----

     The shares of Convertible Preferred Stock were issued to cable system operators in connection with their signing or extending cable television distribution agreements in prior years.

Convertibility.

     Each share of Series B, Series C and Series D Convertible Preferred Stock is convertible into ten shares of Common Stock.

Voting Rights.

     The holders of the Common Stock are empowered to elect two directors of the Company as a class. The holders of each class of stock are entitled to cast one vote per share for the election of the remaining directors of the Company.

Liquidation.

     Upon the dissolution and liquidation of the Company, the assets remaining after the payment of all debts and liabilities of the Company shall be distributed first to the holders of the Series B Convertible Preferred Stock at $10.00 per share. To the extent available, the holders of Series C Convertible Preferred Stock will then receive $10.00 per share followed by Series D Convertible Preferred Stock holders at $15.00 per share. The balance, if any, will be paid to the holders of the Common Stock share-for-share.

Note 11 - STOCK OPTIONS, WARRANTS AND AWARDS

     The following table summarizes shares of Common Stock reserved for issuance for outstanding stock options and warrants:


                                                                     Average
                                                                  Exercise Price
                                              January 31,         at January 31,
                                         ----------------------   --------------      Expiration
                                            1995        1994       1995    1994          Date
                                         ---------    ---------   ------  ------   ---------------
Qualified stock options                  1,744,700    1,751,800   $31.69  $30.56   11/1996-06/2004

Non-qualified stock options              6,203,975    6,275,500    34.20   32.83   12/1997-04/2004

Warrants issued in connection with
  convertible subordinate debt           1,600,000    1,600,000    17.49   17.49   10/1995

Warrants issued with Common Stock
  in lieu of cash interest expense         100,000      100,000    13.35   13.35   04/1996-10/1996

Warrants issued in connection with
  1987 debt financing                            -      310,000        -   10.00   04/1994
                                         ---------   ----------
Total reserved shares                    9,648,675   10,037,300
                                         ---------   ----------

     The Company has Incentive Stock Option Plans ("ISO Plans"), under which options may be granted to key managerial employees to purchase up to 10,300,000 shares of Common Stock. The ISO Plans are administered by the Executive Compensation Committee appointed by the Company's Board of Directors. The Committee has the authority to determine optionees, the number of shares to be covered by each option and certain other terms and conditions of the grant. The ISO Plans require that the exercise price of options be equal to or greater than the fair market value of the stock at the time of grant, and the term of any option cannot exceed ten years. Options issued under the 1990 Non-Qualified Stock Option Plan and the 1993 Qualified Stock Option Plan vest ratably over four years, commencing one year from the date of the grant of the option, and qualified and non-qualified options under all other ISO Plans, except where noted below, vest ratably over three years, commencing on the date of grant.

     In connection with obtaining a portion of the proposed financing for the cash tender offer for Paramount Communications Inc. (Note 17), the Company granted BellSouth Corporation, Advance Publications, Inc. and Cox Enterprises, Inc. options to purchase an aggregate of 14.3 million shares of Common Stock at $60.00 per share. The options were granted at the termination of the QVC/Paramount tender offer on February 15, 1994 and were exercisable until the later of August 15, 1994, or ten business days after stockholders of the Company vote with respect to such grant of options. These options were not exercised and expired in August 1994.

     On December 9, 1992, the Company and two of its principal shareholders (Comcast Corporation and Liberty Media Corporation) announced an agreement pursuant to which Mr. Barry Diller would become Chairman of the Board and Chief Executive Officer. In connection with this agreement, the Company granted Mr. Diller 160,000 shares of Common Stock. The value of the shares on the date of grant ($4.9 million) was charged to general and administrative expense in fiscal 1992. Also in connection with this agreement, the Company granted to Mr. Diller stock options covering 6,000,000 shares of Common Stock. All of the options have a five-year term. One-half of these options ("base options") has an exercise price of $30.43; the other one-half ("scaled options") have an exercise price equal to $30.43 per share increased by 13 percent per annum until December 9, 1994 and thereafter by 15 percent per annum compounded annually. The exercise price on any unexercised scaled options increases annually. One-half of the base options and one-half of the scaled options became exercisable December 9, 1993 and the balance became exercisable December 9, 1994.

     In August 1991, the Company granted to Mr. Joseph M. Segel, then Chairman and Chief Executive Officer, non-qualified stock options covering 600,000 shares of Common Stock at an exercise price of $15.90 per share. One-half of these options vested on the first anniversary of the date of grant, and the balance was to vest on the second anniversary of the date of grant. On December 9, 1992, the Board of Directors and the Executive Compensation Committee approved the acceleration of the vesting of the second half of these options to December 1992, in order to allow Mr. Segel to realize their value in 1992. The Board and the Executive Compensation Committee also accelerated an additional 50,000 options under ISO Plans for Mr. Segel that were scheduled to vest in 1993 and 1994.

     On December 9, 1992, the Board agreed to enter into a consulting and severance arrangement with Mr. Segel whereby he would serve as a consultant to the Company for a period of ten years after his retirement in January 1993 at an annual salary of $240,000 and, as incentive to Mr. Segel to accept employment as a consultant, granted to Mr. Segel, pursuant to the 1992 Qualified Incentive Stock Option Plan, 100,000 options to purchase shares of Common Stock, exercisable at $30.43 per share. These options vest ratably over a period of five years. The present value of the ten-year consulting and severance arrangement with Mr. Segel of $2.2 million was expensed in fiscal 1992.

     The Board also approved entering into three-year (five-year in the case of Michael C. Boyd, former President of the Company) employment agreements for nine senior Company executives, pursuant to which, among other things, the executives would be entitled to compensation at their current salaries and eligible for bonus and incentive compensation programs as may be maintained from time to time during the term of the agreement. As incentive to enter into the employment agreements, the Board granted to these executives, pursuant to the 1992 Stock Option Plan, an aggregate 1,450,000 options to purchase Common Stock exercisable at $30.43 per share. Options granted under the 1992 Stock Option Plan vest ratably over three years (five years in the case of Mr. Boyd). In February 1994, Mr. Boyd retired from the Company and entered into a consulting agreement. Accordingly, the present value of his employment agreement of $1.3 million was expensed in fiscal 1993.

     In February prior to the acquisition of the Company by Comcast and Liberty, exercisable stock options to purchase an aggregate of 6,089,807 shares were exercised by the holders thereof, resulting in net proceeds to the Company of $213,056,000. In addition, Comcast exercised 1,700,000 warrants in February 1995, resulting in net proceeds to the Company of $29,319,000. Concurrent with the acquisition, the Company repurchased at the difference between the $46 tender offer price and the option exercise price, an aggregate of 1,839,868 option shares resulting in a compensation charge of $31,472,000 that will be reflected in February 1995 operations. The remainder of the 19,000 option shares that were exercisable at prices in excess of the $46 tender offer price were canceled by the Company.

    A summary of changes in outstanding options under the ISO Plans is as follows:

                     Qualified Option Shares   Non-qualified Option Shares
                    -------------------------  ---------------------------
                    Outstanding   Exercisable  Outstanding     Exercisable    Price Range
                    -----------   -----------  -----------     -----------    -----------
Balance at January
  31, 1992            502,787      470,787     1,200,500        202,500     $ 5.00 - $17.25

Granted             1,582,000      351,167     6,010,000              -      19.00 -  38.86
Cancelled              (1,750)      (1,750)      (11,000)        (3,500)      5.00 -  16.00
Became exercisable          -       29,500             -        796,375       5.00 -  16.00
Exercised            (365,575)    (365,575)     (919,900)      (919,900)      5.00 -  17.25
                    ----------   ----------    ----------     ----------    ---------------

Balance at January
  31, 1993          1,717,462      484,129     6,279,600         75,475       5.00 -  38.86

Granted               106,000        1,250        50,000              -      39.88 -  70.75
Cancelled              (5,575)      (5,575)      (26,750)        (3,000)      5.00 -  23.25
Became exercisable          -      370,416             -      3,095,250       5.00 -  34.39
Exercised             (66,087)     (66,087)      (27,350)       (27,350)      5.00 -  23.25
                    ----------   ----------    ----------     ----------    ---------------

Balance at January
  31, 1994          1,751,800      784,133     6,275,500      3,140,375       5.00 -  70.75
                    ----------   ----------    ----------     ----------    ---------------

Granted               180,000            -         5,000              -      33.25 -  44.75
Cancelled             (17,500)      (2,500)      (52,125)       (17,541)      5.00 -  70.75
Became exercisable          -      477,472             -      3,100,041       5.00 -  70.75
Exercised            (169,600)    (169,600)      (24,400)       (24,400)      5.00 -  30.43
                    ----------   ----------    ----------     ----------    ---------------
                    1,744,700    1,089,505     6,203,975      6,198,475     $ 5.00 - $60.75
                    ----------   ----------    ----------     ----------    ---------------

     In December 1992, the Company offered to exchange warrants into shares of Common Stock equivalent in value to the difference between the warrant exercise price and the market price ($37.75) at the time of the offer. Warrants that would have been exercisable for 7,061,005 shares were extinguished in this offer and the Company issued 4,367,690 net shares of Common Stock. The warrant holders were able to effect the exchange several ways. The net effect on the number of shares of Common Stock outstanding after the exchange was the same. A total of 3,893,962 warrants were exercised by delivering to the Company 1,424,403 previously issued shares of Common Stock valued at the market price ($37.75). A total of 2,492,017 warrants were exercised for $37,692,000, the proceeds of which were used to purchase from the warrant holders 998,457 shares of Common Stock at market. A total of 675,026 warrants were exchanged for 404,572 shares of Common Stock with an aggregate value equal to the difference between the market price and the exercise price. Warrant holders of an aggregate 2,418,908 shares declined the offer. Since this warrant exchange was treated as a non-cash financing transaction, it is not reflected on the Consolidated Statements of Cash Flows.

Note 12 - INCOME PER SHARE

     The Company computes income per share using the modified treasury stock method. The following table presents the information needed to compute net income per share for fiscal years 1994, 1993 and 1992 (in thousands, except per share data):

                                                       1994                        1993                       1992
                                               -----------------------    -----------------------    -----------------------
                                               Primary   Fully Diluted    Primary   Fully Diluted    Primary   Fully Diluted
                                               -------   -------------    -------   -------------    -------   -------------
Income:
- -------
Income before extraordinary item and
  cumulative effect of a change in
  accounting principle                         $66,589      $66,589       $55,311      $55,311       $56,588      $56,588
Add - Imputed income from interest
  savings, net of tax, on assumed
  retirement of debt with remaining
  proceeds from assumed exercise of
  warrants and options                               -            -             -            -         1,452        1,239
                                               -------      -------       -------      -------        -------      -------

Adjusted income before extraordinary item
  and cumulative effect of a change in
  accounting principle                          66,589       66,589        55,311       55,311        58,040       57,827

Extraordinary item - loss on extinguishment
  of debt, net of tax benefit                        -            -             -            -        (1,496)      (1,496)

Cumulative effect of a change in accounting
  for income taxes                                   -            -         3,990        3,990             -            -
                                               -------      -------       -------      -------        -------      -------

Adjusted net income                            $66,589      $66,589       $59,301      $59,301        $56,544      $56,331
                                               -------      -------       -------      -------        -------      -------
Shares:
- -------
Weighted average number of common
  shares outstanding                            40,466       40,466        37,845       37,845         27,885       27,885
Add - Common equivalent shares assuming
  conversion of Series B, C and D
  Convertible Preferred Stock                    5,312        5,312         7,387        7,387         10,340       10,340

Add - Common equivalent shares assuming
  conversion of subordinated note at
  beginning of fiscal year                           -            -             -            -              -        1,280

Add - Common shares assumed to be outstanding
  from exercise of warrants and options          9,749        9,718        10,184       10,180         12,812       10,517

Less - Assumed purchase of Common Stock
  from proceeds of exercise of warrants
  and options                                   (7,050)      (6,611)       (5,354)      (5,207)        (7,147)      (4,636)
                                               -------      -------       -------      -------        -------      -------
                                                48,477       48,885        50,062       50,205         43,890       45,386
                                               -------      -------       -------      -------        -------      -------
Income per share:
  Income before extraordinary item and
    cumulative effect of a change in
    accounting principle                        $ 1.37       $ 1.36        $ 1.10       $ 1.10        $  1.32      $  1.27
  Extraordinary item, net of tax benefit             -            -             -            -           (.03)        (.03)
  Cumulative effect of a change in accounting
    for income taxes                                 -            -           .08          .08              -            -
                                               -------      -------       -------      -------        -------      -------
  Net income                                    $ 1.37       $ 1.36        $ 1.18       $ 1.18        $  1.29      $  1.24
                                               -------      -------       -------      -------        -------      -------

Note 13 - RETIREMENT AND SAVINGS PLANS

     The Company has a defined contribution Employee Retirement Plan which covers substantially all of the Company's employees after completion of one year of service. The Company's contribution under the Plan is equal to 3.0% of eligible employees' salaries. The costs of this Plan charged to expenses were $2,572,000 $2,202,000 and $2,177,000 in fiscal years 1994, 1993 and 1992, respectively.

     In addition, the Company sponsors a 401(k) Savings Plan which permits employees to make contributions to the Savings Plan on a pre-tax salary reduction basis in accordance with the Internal Revenue Code. Substantially all full-time employees are eligible to participate after completion of one year of service. The Company matches a portion of the voluntary employee contributions. The costs of this Savings Plan charged to expenses were $2,213,000, $2,053,000 and $1,501,000 in fiscal years 1994, 1993, and 1992, respectively.

Note 14 - INCOME TAXES

     Effective February 1, 1993, the Company changed its method of accounting for income taxes as required by SFAS 109. The cumulative effect of this change in accounting was to increase the net income of the first quarter of fiscal 1993 by approximately $4.0 million, which is reported separately in the Consolidated Statements of Operations. Prior year's financial statements were not restated to reflect the provisions of SFAS 109.

     The provision for income taxes consists of the following (in thousands):


                                                    Fiscal Year
                                       -----------------------------------
                                         1994          1993         1992
                                       --------     --------      --------
     Current
       Federal                         $ 55,252     $ 66,366      $ 49,770
       State                             16,762       21,710        19,810
                                       --------     --------      --------
       Total                             72,014       88,076        69,580
                                       --------     --------      --------

     Deferred
       Federal                            1,674      (23,159)      (17,500)
       State                              1,072       (4,942)            -
                                       --------     --------      --------
       Total                              2,746      (28,101)      (17,500)
                                       --------     --------      --------

     Total provision                   $ 74,760     $ 59,975      $ 52,080
                                       --------     --------      --------

     Total income tax expense differs from the amounts computed by applying the U.S. federal income tax rate of 35.0% for fiscal 1994 and 1993 and 34.0% for fiscal 1992 to income before income taxes, extraordinary item and cumulative effect of a change in accounting principle as follows:

                                                   Fiscal Year
                                         -------------------------------
                                         1994          1993        1992
                                         -----         -----       -----
Provision at statutory rate              35.0%         35.0%       34.0%

State income taxes, net of
  federal tax benefit                    15.0          14.5        12.0

Amortization of intangibles not
  deductible for tax purposes             2.4           3.0         3.2

Other                                      .5           (.5)       (1.3)
                                         -----         -----       -----

Total income tax expense                 52.9%         52.0%       47.9%
                                         -----         -----       -----

     Deferred income taxes reflect the net effects of temporary differences between the value of assets and liabilities and their tax bases and the benefit of existing net operating loss carryforwards. Significant components of the net deferred tax assets are as follows (in thousands):

                                                      January 31,
                                           ------------------------------
                                           1995          1994        1993
                                           ----          ----        ----
Deferred tax assets:

  Accounts receivable, principally
    due to the allowance for doubtful
    accounts and related reserves for
    uncollectible accounts under the
    Company's revolving credit program    $29,528      $25,715      $15,985

  Inventories, principally due to
    obsolescence reserves and
    additional costs of inventories
    for tax purposes pursuant
    to the Tax Reform Act of 1986           9,040        7,497        6,801

  Allowance for sales returns              10,119        7,625        3,857

  Executive stock award                         -            -        1,655

  Costs associated with the terminated
    tender offer for Paramount                  -       14,964            -

  Costs associated with cable television
    distribution rights                    26,160       26,619        2,813
  Other                                    12,602        7,061         (363)
                                          -------      -------      -------

  Total gross deferred tax assets          87,449       89,481       30,748

  Less:  Valuation allowance              (12,467)     (12,467)           -

  Less - amounts not recognized due
    to SFAS 96 limitations on carrybacks
    of future net deductible amounts
    and carryforwards of alternative
    minimum tax credits                         -            -      (12,948)
                                          -------      -------      -------

  Net deferred tax asset                  $74,982      $77,014      $17,800
                                          -------      -------      -------

     Of the total net additional deferred tax asset recorded at the time of the adoption of SFAS 109, approximately $27.0 million was credited to additional paid-in capital, and approximately $6.5 million was credited to the excess of cost over acquired net assets. The net increase in the deferred tax asset during fiscal 1993 differs from the deferred benefit component of that year's tax provision primarily due to the recognition of a portion of the net operating loss carryforwards.

     The increase in the deferred tax asset for fiscal 1992 differs from the deferred benefit component of that year's tax provision because portions of the deferred tax provision recorded were allocated to additional paid-in capital or the excess of cost over acquired net assets.

     Deferred tax assets relating to certain operating losses were not recorded in fiscal 1994, 1993 and 1992 for state income tax purposes since these losses are principally allocable to states that do not allow utilization of the losses.

     The valuation allowance for deferred tax assets as of February 1, 1993 was $12.2 million. The net change in the valuation allowance for fiscal 1993 was an increase of $255,000. There was no change in this valuation allowance in fiscal 1994. Approximately $6.0 million of the valuation allowance will result in a credit to additional paid-in capital when it becomes more likely than not that certain deductions associated with cable television distribution rights will be realizable.

     The following table summarizes the nature of certain tax benefits realized that reduced taxes payable but were not credited to the tax provision for fiscal year 1994, 1993 and 1992 (in thousands):

                                                                Excess of cost over
                             Additional paid-in capital         acquired net assets
                             --------------------------        ----------------------
Source of Tax Benefit         1994      1993      1992         1994     1993     1992
- ---------------------         ----      ----      ----         ----     ----     ----
Exercise of employee
  stock options              $    -    $1,655   $12,366       $   -   $    -   $    -

Net operating loss
  carryforward and other
  deductions arising from
  equity transactions             -         -     6,967           -        -        -

Realization of tax
  benefits associated with
  temporary differences in
  CVN acquisition                 -         -         -           -    6,510    5,086

Alternative minimum tax
  credit carryforward
  generated from equity
  related deductions              -         -     2,979           -        -        -
                             ------    ------   -------       -----   ------   ------
                             $    -    $1,655   $22,312       $   -   $6,510   $5,086
                             ------    ------   -------       -----   ------   ------

     In addition, in 1994 and 1993 a reduction in taxes payable of $.7 million and $6.6 million, respectively, resulting from the utilization of net operating loss carryforwards and other equity items reduced the deferred tax assets and had no impact on the tax provision.

     As of January 31, 1995, all net operating loss carryforwards have been utilized. There are no other credits or loss carryforwards available as of the end of fiscal 1994.

     In April 1994, the Company received notice that the Internal Revenue Service ("IRS") has completed its examinations of the Company's federal income tax returns through fiscal 1991. As a result of the examination, the IRS has proposed adjustments that relate primarily to the amortization of cable television distribution rights, that would result in a potential tax liability for those years in excess of $56.0 million. The Company intends to vigorously contest these proposed adjustments. While it is not possible at this time to predict the outcome of these actions, it is the opinion of management, after reviewing the matter with outside counsel, that this matter will be resolved without having a material financial impact on the Company.

Note 15 - LITIGATION

     The Company was named as a defendant in certain actions filed in state and federal courts in Delaware (the "Delaware Courts") arising out of Liberty Media Corporation's ("Liberty") prior acquisitions of shares of Home Shopping Network, Inc. ("HSN") and the Company's July 1993 letter proposal to HSN to combine HSN and the Company in a stock-for-stock transaction (the "HSN Actions"). On August 19, 1994, the parties in the HSN Actions entered into a stipulation in connection with the contemplated settlement of such actions (the "Delaware Settlement"), which was then filed with the Delaware Courts and subsequently revised. Pursuant to the Delaware Settlement, the following classes would be certified for settlement purposes: (i) all record or beneficial owners of HSN common stock (the "HSN Shares") from and including December 4, 1992 through and including November 5, 1993; (ii) all sellers of HSN Shares in the Liberty tender offer; and (iii) all sellers of HSN Shares from and including March 30, 1993 through and including July 12, 1993.
Members of the subclasses described in items (ii) and (iii) would have the right to opt out of the Delaware Settlement pursuant to procedures set forth in the revised stipulation. The Delaware Settlement contemplated that Liberty would create a settlement fund of $13.2 million (plus interest from December 31, 1993) and that the net proceeds of the settlement fund would be distributed to the eligible members of the subclasses described in items (ii) and (iii) above who did not opt out of the settlement in accordance with a plan of distribution to be approved by the Delaware Courts. QVC was not required to pay any portion of the settlement fund. On January 24, 1995, the Delaware Courts each entered an Order and Final Judgment, approving the proposed Delaware Settlement and dismissing the HSN Actions with prejudice.

     In October 1993, the Company brought an action in Delaware Chancery
Court against Viacom Inc. ("Viacom"), Paramount Communications Inc. ("Paramount") and certain Paramount directors for breach of fiduciary duty in failing to give fair treatment to the Company's merger proposal while granting undue advantages to Viacom's merger proposal. In November 1993, the court granted the Company's motion for a preliminary injunction against certain anti-takeover mechanisms being used to preclude the Paramount shareholders from accepting the Company's cash tender offer for Paramount shares. This injunction was affirmed by the Delaware Supreme Court in December 1993.
Viacom subsequently filed a motion to dismiss the Company's complaint. Paramount's time to respond to the complaint has been extended to June 6, 1995.

     In July 1994, after the announcement that Comcast Corporation ("Comcast") and Liberty would make a joint offer to purchase all of the outstanding shares of stock of the Company, eight putative class action lawsuits (the "Consolidated Action") were filed by certain shareholders of the Company in Delaware Chancery Court on behalf of a purported class consisting of all public shareholders of the Company. The defendants in the Consolidated Action include the Company and directors of the Company. Plaintiffs alleged, among other things, that the defendants breached their fiduciary duties when considering the Comcast offer in that they failed to take all possible steps to seek out and encourage the best offer for the Company. Plaintiffs sought, among other things, an injunction ordering the defendants to auction the Company and an award of unspecified compensatory damages to the members of the plaintiff class. In early August 1994, Comcast and Liberty were joined as defendants in the Consolidated Action. On or about August 5, 1994, the parties reached an agreement in principle providing for the settlement and dismissal with prejudice of the Consolidated Action. The agreement in principle provides, among other things, that an affiliate of Comcast and Liberty would commence a tender offer to purchase all of the outstanding shares of QVC Common Stock for $46 per share in cash, to be followed by a merger in which the remaining holders of QVC Common Stock would receive cash of $46 per share. The agreement in principle also provides that all defendants deny that any of them have committed or threatened to commit any violations of law or breaches of duty; that plaintiffs' counsel will apply to the court for an award of fees (to be paid by the Company in the event that the offer and merger are consummated) in an amount to be agreed among plaintiffs and defendants; and that the terms of the settlement are subject to court approval in all respects. In the event of court approval, all claims against defendants (and certain others) that were or could have been asserted in the settled Consolidated Action will be dismissed with prejudice and released, and shareholders of the Company who may have had such claims at any time from June 29, 1994 through the effective date of the merger, will be barred from asserting them in the future. Prior to the time that court approval for the settlement described above is sought, shareholders of the Company who are members of the class on behalf of whom the action is brought will receive written notice of the terms of the settlement and the claims to be settled, released, dismissed and barred.

     The Company has also been named as a defendant in various legal proceedings arising in the ordinary course of business. Although the outcome of these matters cannot be determined, in the opinion of management, disposition of these proceedings will not have a material effect on the Company's financial position.

Note 16 - SUPPLEMENTAL INFORMATION ON CONSOLIDATED STATEMENTS OF CASH FLOWS


     An analysis of changes in working capital items follows (in thousands):

                                                        Fiscal Year
                                             -------------------------------
                                                1994       1993      1992
                                                ----       ----      ----
(Increase) in accounts receivable            $(33,874)  $(86,154)  $(29,029)
(Increase) in inventories                     (11,609)   (29,496)    (9,784)
(Increase) decrease in deferred taxes           6,189    (24,389)   (10,680)
(Increase) in prepaid expenses                 (2,819)    (1,820)      (450)
Increase in accounts payable - trade           10,851     29,972     11,312
Increase in accrued liabilities                75,834     75,648      5,074
                                             --------   --------   --------
                                             $ 44,572   $(36,239)  $(33,557)
                                             --------   --------   --------

Supplemental cash flow information:
  Interest paid                              $  1,130   $   1,369  $ 20,512
  Income taxes paid                               405      31,841    37,944

     In fiscal years 1994 and 1993, the Company did not enter into any non-cash financing transactions. In fiscal year 1992, the following non-cash financing transactions were entered into by the Company (dollars in thousands).


1992
- ----
Issuance of 1,704,546 shares of Common
  Stock in prepayment of Convertible
  subordinated note, net of $1,260
  debt issuance costs                                               $28,740

Exercise of 3,893,962 warrants through
  deliverance of 1,424,403 shares of
  Common Stock at market value                                       53,771

Exercise of 2,492,017 warrants for $37,692
  with simultaneous repurchase of 998,457 shares
  of Common Stock at market                                          37,692

Issuance of 404,572 shares of Common Stock
  in exchange for 675,026 warrants, representing
  the aggregate difference between the market price
  and the exercise price                                             15,273

Exercise of stock options through deliverance
  of 800 shares of Common Stock at market value                          31

NOTE 17 - PARAMOUNT TENDER OFFER

     On October 27, 1993, the Company made an $80.00 cash tender offer for
50.1 percent of the outstanding common shares of Paramount. This tender offer was amended several times during the bidding process against Viacom for Paramount. On February 1, 1994, the Company amended its cash tender offer to $104 per share. The Company offered approximately $6.4 billion in cash for 61.7 million Paramount common shares. The proposed cash tender offer would have been funded through a $3.25 billion bank loan commitment and proposed capital contributions to the Company of $1.5 billion from BellSouth Corporation and $0.5 billion each from Advance Publications, Cox Enterprises and Comcast Corporation. On February 15, 1994, Paramount notified the Company that Viacom received the minimum condition in its tender offer and had delivered to Paramount a completion certificate pursuant to the bidding procedures. Accordingly, the Company terminated its tender offer for 50.1 percent of the common stock of Paramount. The costs incurred on the tender offer, comprised principally of bank fees and legal and advisory fees, totaled $34.8 million which were expensed in the fourth quarter of fiscal 1993. The $3.25 billion bank loan commitment expired on February 15, 1994 upon the termination of the tender offer.

Note 18 - QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
          (in thousands, except as to per share data)


Fiscal 1994                                First      Second       Third       Fourth
- -----------                                -----      ------       -----       ------
Net revenue                              $296,441    $303,277    $364,467     $425,921
Gross profit                              115,629     118,962     141,302      165,677
Income before income taxes                 26,383      25,513      32,546       56,907
Income tax provision                      (14,320)    (13,785)    (18,080)     (28,575)
Net income                                 12,063      11,728      14,466       28,332
Income per share (3):
  Primary
   Net income                                 .25         .25         .29          .58


Fiscal 1993                                First      Second       Third       Fourth
- -----------                                -----      ------       -----       ------
Net revenue                              $273,232    $262,438    $313,945     $372,489
Gross profit                              113,773     107,938     128,902      148,316
Income before income taxes and
  cumulative effect of a change
  in accounting principle (1)              34,546      26,137      42,732       11,871
Income tax provision                      (16,925)    (12,810)    (21,215)      (9,025)
Income before cumulative
  effect of a change in
  accounting principle                     17,621      13,327      21,517        2,846
Cumulative effect of a change
  in accounting principle (2)               3,990           -           -            -
Net income                                 21,611      13,327      21,517        2,846
Income per share (3):
  Primary
   Income before cumulative effect
   of a change in accounting principle        .36         .26         .42          .06
   Net income                                 .44         .26         .42          .06

(1) Fourth quarter amount includes a charge of $34.8 million related to the Paramount tender offer (Note 17).

(2) Amount represents the cumulative effect of adopting SFAS 109.

(3) Fully diluted earnings per share are not presented since they do not differ significantly from primary earnings per share.